Exhibit 10.10

THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND NEGOTIATION DOES NOT CONSTITUTE AN OFFER TO LEASE, A RESERVATION OF, OR OPTION FOR THE PREMISES AND SHALL VEST NO RIGHT IN ANY PARTY. TENANT OR ANYONE CLAIMING UNDER OR THROUGH TENANT SHALL ONLY HAVE THE RIGHTS TO THE PREMISES AS SET FORTH HEREIN AND THIS LEASE BECOMES EFFECTIVE AS A LEASE ONLY UPON EXECUTION, ACKNOWLEDGEMENT AND DELIVERY THEREOF BY LANDLORD AND TENANT TO EACH OTHER, REGARDLESS OF ANY WRITTEN OR VERBAL REPRESENTATION OF ANY AGENT, MANAGER OR EMPLOYEE OF LANDLORD TO THE CONTRARY.

LEASE AGREEMENT

between

111 MPA LLC, as Landlord

and

ALZHEON, INC., as Tenant

111 Speen Street

Framingham, Massachusetts

December 29, 2014

List of Exhibits

Exhibit A	Plan of Premises
Exhibit B	Legal Description of Property
Exhibit C	Schedule of Cleaning Services for Landlord’s Building
Exhibit D	Rules and Regulations
Exhibit E	List of Office Furniture
Exhibit F	Sample Letter of Credit

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made and entered into as of December 29, 2014, by and between 111 MPA LLC, a Delaware limited liability company with its principal place of business at c/o Marcus Partners, Inc., 260 Franklin Street, Suite 620, Boston, Massachusetts 02110 (the “Landlord”) and ALZHEON, INC., a Delaware corporation with its principal place of business at 11 Speen Street, Framingham, Massachusetts 01701 (the “Tenant”).

ARTICLE 1. GRANT

1.1 Premises. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Tenant to be performed, hereby leases to Tenant and Tenant accepts from Landlord, certain space shown on Exhibit A attached hereto and made a part hereof, containing 3,317 rentable square feet in area (the “Premises”), situated on the third (3rd) floor in the office building located at 111 Speen Street, Framingham, Massachusetts 01701 (the “Building”). The Premises, Building, the “Common Areas” (defined below) and the land upon which the same are located, which is legally described in Exhibit B (the “Land”), together with all other improvements thereon and thereunder are collectively referred to as the “Property.”

1.2 Common Areas. Landlord hereby grants to Tenant during the term of this Lease, a license to use, in common with the others entitled to such use, the Common Areas, subject to the rights, powers and privileges herein reserved to Landlord and Landlord’s “Rules and Regulations” (as defined in Section 7.4 below). The term “Common Areas” as used herein includes all areas and facilities outside the Premises that are provided and designated by Landlord for general non-exclusive use and convenience of Tenant, and the other tenants and occupants of the Building, from time to time. Common Areas include but are not limited to common hallways, lobbies, stairways, elevators, and other areas or facilities within the Building for the general use convenience and benefit of Tenant and other tenants and occupants of the Building; and the common parking areas associated with the Building (subject to the provisions of Section 1.3 below); the common walkways, sidewalks, landscaped areas, loading areas and driveways and areas associated with the Building.

1.3 Parking. During the “Term” of this Lease (as defined in Section 2.1), Tenant shall be entitled to use the surface parking facilities at the Property in common with other Building tenants and occupants, but such right shall be limited to four (4) non-exclusive tenant parking spaces for each 1,000 rentable square feet demised hereunder. Tenant will notify its agents, contractors, employees, licensees or invitees (the “Tenant Parties”) of this parking provision. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any particular parking spaces. The Tenant’s use of the parking facilities is available on a non-exclusive first-come, first-served basis. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other Building tenants and occupants in the use of parking facilities. Landlord may designate parking facilities at the Property for the handicapped, visitors to the Building and for use by other tenants. Landlord may install signage or implement a pass or sticker system to control parking use, and may employ valet parking to meet the requirements of this Section. To the extent applicable to Tenant’s use of the parking spaces, the provisions of this Lease shall apply, including Rules and Regulations of general applicability from time to time promulgated by Landlord.

1.4 Office Furniture. During the Term, Tenant shall be permitted to use the furniture located within the Premises on the Commencement Date, an inventory of which is attached hereto as Exhibit E (the “Existing Furniture”). Tenant accepts such furniture “as-is” in its present state and condition and Landlord makes no representations or warranties with respect to same. Tenant shall take good care of and shall repair and maintain such furniture and personal property in substantially the same condition as exists on the Commencement Date, ordinary wear and tear excepted, at Tenant’s sole cost, and at all times during the Term. At the end of the Term, Tenant shall leave the Existing Furniture in the Premises. Landlord shall have access to the Premises upon reasonable advance notice and during Normal Business Hours, during the ninety (90) day period immediately prior to the expiration (or sooner termination) of the Term for the purpose of bringing contractors and/or furniture vendors through the Premises in order to quote on and prepare for the removal of such furniture.

ARTICLE 2. TERM

2.1 Lease Term.

2.1.1 Commencement Date; Term. The Premises are leased for a term (the “Term”) to commence on the “Commencement Date” (as defined in Section 3.2) and shall end on the date (the “Expiration Date”) that is the last day of the thirty-sixth (36th) full calendar month following the “Rent Commencement Date” (as defined in Section 4.1 below) unless sooner terminated as herein provided. Subject to operation of Article 3 below, the Term comprises thirty-nine (39) full calendar months plus any partial monthly period (if the Commencement Date does not occur on the first day of a calendar month).

2.1.2 Lease Year Defined. The first “Lease Year” shall begin on the Commencement Date and shall end on the last day of the twelfth (12th) full calendar month following the Rent Commencement Date. Each Lease Year thereafter shall consist of twelve (12) consecutive calendar months following the end of the immediately preceding Lease Year.

2.2 Holding Over. In the event that Tenant retains possession of the Premises, or any part thereof, after the end of the Term (by lapse of time otherwise), Tenant shall pay Landlord for each day that Tenant remains in possession of the Premises, or any part thereof, at the rate (the “Holdover Rate”) which shall be equal to one hundred fifty percent (150%) of the Annual Base Rent payable during the last month of the Lease Term, plus all Additional Rent at the rates payable during the last month of the Lease Term. Such holding over shall constitute renewal of this Lease for a period from month to month at the Holdover Rate, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In addition, if such holdover continues for more than 60 days, Landlord may recover consequential damages it sustains by reason of Tenant’s retention of possession of the Premises thereafter. The provisions hereof do not limit or restrict Landlord’s rights or remedies under this Lease in the event of any holding over by Tenant.

ARTICLE 3. COMPLETION AND OCCUPANCY OF THE PREMISES

3.1 Landlord’s Work

3.1.1 Tenant’s Inspection. Landlord shall perform the work listed below (using “building standard” materials and finishes) to prepare the Premises for Tenant’s occupancy (the “Landlord’s Work”):

(a) Install new carpet within the Premises;

(b) Install new indirect lighting and ceiling tiles; and

(c) Provide new paint within the Premises.

Except for Landlord’s Work, Landlord leases the Premises to Tenant “AS IS.” Landlord makes no representations or warranties whatsoever with respect to the Premises. Tenant acknowledges that it has had full, adequate and complete opportunity to inspect the Premises, and that it is fully and completely satisfied therewith. If any repairs, improvements or work in addition to Landlord’s Work should be necessary to prepare the Premises for Tenant’s use and occupancy, Tenant shall perform such additional work at its own cost and expense, and shall comply with Article 8 in doing so.

3.1.2 Target Commencement Date. Landlord shall not have any obligation to make any repairs, to construct any improvements or to perform any other work to the Premises other than Landlord’s Work. Landlord shall use commercially reasonable efforts to complete Landlord’s Work and deliver possession of the Premises to Tenant on or before January 15, 2018 (the “Target Commencement Date”). In order to complete Landlord’s Work by such date, Tenant agrees to make all tenant finish selections within five (5) business days following execution of this Lease. If Landlord’s Work is not completed by such date, then the Commencement Date and the Rent Commencement Date (and Tenant’s corresponding obligation to begin paying rent hereunder) shall be delayed on a per day basis for each day until such work is so completed. Such postponement of Term commencement shall be Tenant’s sole and exclusive remedy for Landlord’s failure substantially to complete Landlord’s Work by such date. Tenant may not terminate this Lease on account thereof, nor shall Landlord have any liability to Tenant therefor. If the Commencement Date is so postponed, then the Expiration Date shall be correspondingly extended so that the length of the Term shall remain the number of years indicated in Section 2.1, notwithstanding such delay.

3.1.3 Early Access by Tenant. Landlord agrees to permit Tenant access to the Premises during the ten (10) day period immediately preceding the Target Commencement Date for the purpose of Tenant moving certain tangible personal property into the Premises. Tenant agrees to coordinate its activities with Landlord and not to interfere with any of the Landlord’s Work under construction at such time. Tenant’s use of the Premises prior to the Commencement Date shall be governed by all of the terms and conditions of the Lease other than with respect to Tenant’s obligations for payment of Rent.

3.2 Commencement Date. The Term of this Lease and the obligations of the parties hereto shall commence on a date (the “Commencement Date”) which shall be the sooner of: (a) the date that Tenant commences operation of its business in all or any portion of the Premises; or (b) the date that Landlord completes Landlord’s Work and delivers possession of the Premises to Tenant.

3.3 Tenant’s Systems. Tenant, at its sole expense, shall design, install, construct and maintain Tenant’s data, telephone, audio-visual, internet and video systems (“Tenant’s Communications Systems”) and Tenant’s furniture, equipment and security systems (collectively, the “Tenant’s Systems”) within the Premises and the related wiring within the Building necessary for the operation thereof. Landlord will permit Tenant and its agents, architects, engineers, space planners, contractors, subcontractors, suppliers and materialmen (“Tenant’s Agents and Consultants”) to have access to the Premises and the Building for the purposes of measuring and planning work related to Tenant’s Systems (at the sole risk of such parties and without liability to Landlord) for such purposes subject to the terms and conditions of this Lease. The design, plans and specifications for the wiring, cabling and equipment for Tenant’s Communication System, and its locations and connections from within the Premises to the Building risers, conduits and systems shall be subject to Landlord’s prior review and approval not to be unreasonably withheld, conditioned or delayed. Tenant shall provide Landlord with reasonable prior written notice of any construction work relating to Tenant’s Systems that involves or affects any Building systems, and all such work shall be coordinated with Landlord and subject to Landlord prior approval and supervision.

3.4 Confirmatory Amendments When the Commencement Date, Rent Commencement Date and Expiration Date hereof have been determined in accordance with the provisions set forth in this Lease, the parties hereto shall execute a document in recordable form, setting forth said dates and said document shall be deemed a supplement to and part of this Lease. The parties hereto agree to execute such confirmatory document not later than ten (10) days following the Commencement Date, but either party’s failure to do so shall not affect the validity of the determination of such dates.

ARTICLE 4. RENT AND SECURITY

4.1 Annual Base Rent.

4.1.1 Schedule of Monthly Rent Payments. Beginning on the ninety-first (91st) day following the Commencement Date (the “Rent Commencement Date”) and continuing throughout the Term, Tenant shall pay to or upon the order of Landlord an annual rental (the “Annual Base Rent”) as set forth below which shall be payable in consecutive monthly installments on or before the first day of each calendar month in advance in the monthly amount set forth below:

Period	Annual Base Rent	Annual Base Rent per Rentable Square Foot	Monthly Base Rent
Abatement Period: (The 90-day Period beginning on Commencement Date until Rent Commencement Date)	$0.00	$0.00	$0.00
Lease Year 1: (Period beginning on Rent Commencement Date and continuing for 12 full calendar months)	$92,876.00	$28.00	$7,739.67
Lease Year 2	$95,363.75	$28.75	$7,946.98
Lease Year 3	$97,851.50	$29.50	$8,154.29

4.1.2 Manner of Payment. All payments of rent shall be made without demand, deduction, counterclaim, set-off, discount or abatement in lawful money of the United States of America. If the Rent Commencement Date should occur on a day other than the first day of a calendar month, or the Expiration Date should occur on a day other than the last day of a calendar month, then the monthly installment of Annual Base Rent for such fractional month shall be payable on such date, prorated upon a daily basis based upon a thirty (30)-day month, and all subsequent payments shall be due on or before the first day of each subsequent calendar month of the Term.

4.1.3 Abatement Period. The scheduled monthly installments of Annual Base Rent for the first three (3) months of the Term (the “Abatement Period”) shall not be due by Tenant so long as no Event of Default has occurred under this Lease, provided, however, Tenant shall be responsible for the payment of the “Electrical Charge” under Section 5.4 during the Abatement Period. Tenant shall pay all Additional Rent payable for the Abatement Period pursuant to the terms of this Lease. The entire monthly installments of Annual Base Rent otherwise due and payable for the Abatement Period shall become immediately due and payable upon the occurrence of an Event of Default by Tenant under this Lease.

4.2 Additional Rent. Tenant shall pay to Landlord all charges and other amounts required under this Lease and the same shall constitute additional rent hereunder (herein called “Additional Rent”), including, without limitation, any sums due resulting from the provisions of Article 5 hereof. All such amounts and charges shall be payable to Landlord in accordance with Section 4.3 hereof. Landlord shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Annual Base Rent. The term “Rent” as used in this Lease shall mean the Annual Base Rent and the Additional Rent. Tenant hereby acknowledges and agrees that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that Rent shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. Landlord and Tenant each acknowledges and agrees that the independent nature of the obligations of Tenant hereunder represents fair, reasonable, and accepted commercial practice with respect to the type of property subject to this Lease. Such acknowledgments by Tenant are a material inducement to Landlord entering into this Lease.

4.3 Place of Payment. The Annual Base Rent and all other sums payable to Landlord under this Lease shall be paid to Landlord at c/o Marcus Partners, Inc., 260 Franklin Street, Suite 620, Boston, MA 02110, or at such other place as Landlord shall designate in writing to Tenant from time to time. If an Event of Default occurs, Landlord may require by notice to Tenant that all subsequent Rent payments be made by an automatic payment from Tenant’s bank account to Landlord’s account, without cost to Landlord. Tenant must implement such automatic payment system within ten (10) days after Landlord’s notice. Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease shall be deemed Additional Rent.

4.4 Terms of Payment. Tenant shall pay to Landlord all Annual Base Rent as provided in Section 4.1 above and Tenant shall pay all Additional Rent payable under Article 5 and Article 6 on the terms provided therein. Except as provided in the immediately preceding sentence and as may otherwise be expressly provided by the terms of this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of bills or statements therefor: (a) sums equal to all expenditures made and monetary obligations incurred by Landlord in accordance with the terms of this Lease for Tenant’s account; and (b) all other sums of money accruing from Tenant to Landlord in accordance with the terms of this Lease.

4.5 Late Charges. If Tenant shall fail to pay any Rent within five (5) days after the date same is due and payable or if any check received by Landlord from Tenant shall be dishonored, Tenant agrees that Landlord’s actual damages resulting therefrom are difficult to fix or ascertain. As a result, Tenant shall pay to Landlord (a) an administrative fee equal to five percent (5%) per month on each unpaid monthly installment until paid, and (b) interest on the amount due from its due date until paid at the lesser of twelve percent (12%) per annum or the maximum legal rate that Landlord may charge Tenant; provided, that, on the first (1st) occasion only during each Lease Year, no such charges or interest shall be payable with respect to any delinquent payment if such payment is received by Landlord within five (5) days following written notice of such failure. Such charges shall be paid to Landlord together with such unpaid amounts as an administrative fee to compensate Landlord for administrative expenses and its cost of funds.

4.6 Letter of Credit.

4.6.1 Amount; Requirements. On the execution of this Lease, Tenant shall deliver to Landlord as security for the performance of the obligations of Tenant hereunder a letter of credit in the initial amount of [$23,219.00] (the “Initial Amount”) in accordance with this Section 4.6 (as renewed, replaced and/or reduced pursuant to this Section 4.6, the “Letter of Credit”). Tenant’s failure to timely deliver the Letter of Credit to Landlord shall constitute a default under this Lease, without the benefit of any notice or cure period under Article 13 hereof. The Letter of Credit (a) shall be irrevocable and shall be issued by a U.S. commercial bank reasonably acceptable to Landlord that has an office for presentment in the Boston, Massachusetts metropolitan area, in a form substantially similar to the form attached as Exhibit F, (b) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of this Lease, (c) shall be payable to Landlord or its successors in interest as the Landlord, and shall be freely transferable without cost to Landlord, any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (d) shall be for an initial term of not less than one (1) year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least sixty (60) days prior to the scheduled expiration date, give Landlord notice of such non-renewal, and (e) shall otherwise be in form and substance reasonably acceptable to Landlord.

4.6.2 Collateral Assignment by Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date sixty (60) days after the last day of the Term. Tenant acknowledges that Landlord may be required to pledge the proceeds of the Letter of Credit to any lender holding a collateral assignment of Landlord’s interest in the Lease and agrees to provide Landlord with such documentation as Landlord may reasonably request, and to cooperate with Landlord as is necessary, to evidence the consent by the issuer of the Letter of Credit to such pledge.

4.6.3 Right to Draw Letter of Credit. Landlord shall be entitled to draw upon the Letter of Credit in part, or for its full amount (a) if Tenant shall be in default under the Lease, after the expiration of any applicable notice or cure period (or if Tenant has failed to timely pay Rent or perform any of its other obligations under the Lease and transmittal of a default notice or running of any cure period is barred or tolled by applicable law), (b) if, not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Section 4.6 (which failure shall be deemed a default without the benefit of any notice or cure period; provided, however, that

Landlord agrees to provide Tenant with at least five (5) days prior written notice before it draws the Letter of Credit as a result of such failure; and provided, further, however, that such default may not give rise to an Event of Default as defined herein, and with respect to any such default (i) Landlord’s sole and exclusive remedy shall be to draw upon the letter of credit as set forth above, and (ii) Landlord shall not have any of the remedies set forth in Section 13), or (c) if the credit rating of the long-term debt of the issuer of the Letter of Credit (according to Moody’s or similar national rating agency) is downgraded to a grade below investment rate), or if the issuer of the Letter of Credit shall enter into any supervisory agreement with any Governmental Authority (as defined herein), or if the issuer of the Letter of Credit shall fail to meet any capital requirements imposed by applicable law. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s default under the Lease and/or make any payment due to Landlord hereunder on account of such default, including, without limitation, any unpaid Rent, any damages arising from a termination of the Lease in accordance with its terms, and for any damages arising from any rejection of this Lease in a bankruptcy proceeding commenced by or against Tenant. Any amount drawn in excess of the amount applied by Landlord pursuant to the immediately preceding sentence shall be held by Landlord as a security deposit for the performance by Tenant of its obligations hereunder. Said security deposit may be mingled with other funds of Landlord, and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay interest thereon. If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obliged to, apply the security deposit to the extent necessary to cure the default and/or make any payments due to Landlord hereunder on account of such default. After any such application by Landlord of the Letter of Credit or security deposit, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained hereunder, upon demand (and, upon such reinstatement, Landlord shall return any cash security deposit then being held by Landlord to Tenant). Within sixty (60) days after the expiration or sooner termination of the Term, the Letter of Credit and any security deposit, to the extent not applied, shall be returned to the Tenant, without interest, For purposes of this Section 4.6, a default shall also include any default that is prevented or delayed from ripening into a default due to Landlord’s inability to give any required notice or the tolling of any grace or cure period caused by any stay or injunction arising from the bankruptcy of Tenant.

4.6.4 Transfer of Property; Release of Landlord. In the event of a sale of the Property or lease, conveyance or transfer of the Property, Landlord shall have the right to transfer the security to the transferee (“New Landlord”). Upon such transfer, and provided that such New Landlord’s acknowledges in writing its receipt of, and responsibility to Tenant for, such security, Landlord shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the New Landlord solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to a New Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance. It is agreed that the provisions hereof shall apply to every transfer or assignment of said Letter of Credit to New Landlord.

ARTICLE 5. ADDITIONAL RENT FOR ESCALATIONS IN REAL ESTATE TAXES AND OPERATING EXPENSES

5.1 Definitions. Annual Base Rent does not anticipate any increase in the amount of taxes on the Property, or in the cost of the operation and maintenance thereof. In order that the Rent payable hereunder shall reflect any such increases, Tenant agrees to pay as Additional Rent, an amount calculated as hereinafter set forth. For purposes of this Article 5, the following definitions shall apply:

5.1.1 “Tax Year”: The fiscal year of the Town of Framingham (July 1 – June 30) or other applicable “Governmental Authority” (as defined below) for real estate tax purposes or such other twelve (12)-month period as may be duly adopted in place thereof.

5.1.2 “Base Tax Year”: The Town of Framingham’s tax fiscal year of July 1, 2014 through June 30, 2015.

5.1.3 “Base Taxes”: The amount of Taxes assessed and payable with respect to the Property for the Base Tax Year.

5.1.4 “Tax Increases”: Attributable to a Tax Year after the Base Tax Year, shall mean the excess, if any, of the Taxes paid or incurred during such Tax Year over the Base Taxes.

5.1.5 “Taxes”: All taxes, assessments, betterments, excises and user fees of every kind and nature levied, assessed or imposed at any time by any Governmental Authority, and all other governmental charges, impositions and fees of any kind of nature, or agreed payments in lieu thereof or voluntary payments made in connection with the provisions of governmental services or improvements of benefit to the Building or the Property, levied, assessed or imposed against the Building or the Property (including, without limitation, any personal property taxes levied on such property or on the improvements, fixtures or equipment used in connection therewith by any Governmental Authority), whether such taxes and assessments are general or special, ordinary or extraordinary, foreseen or unforeseen together with all interest, in respect of each Tax Year falling wholly or partially within the Term. Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees or assessments for all governmental services or purported benefits to the Property, service payments in lieu of taxes, that are now or hereafter levied or assessed against Landlord on the Property; and shall include legal fees, experts’ and other witnesses’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes, whether or not successful and whether or not such efforts involved the filing of actual abatement applications or initiation of formal proceedings. If during the term of this Lease the present system of taxation of the Property shall be changed so that, in lieu of or in addition to the whole or any part of such Taxes there shall be assessed, levied or imposed on such Property or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the date of this Lease) measured by or based in whole or in part upon building valuation, mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges, impositions and fees shall be included within the term of Taxes, but only to the extent that the same would be payable if the Property were the only property of Landlord, whether or not now customary or in the contemplation of the parties on the date of this Lease.

5.1.6 Taxes shall not include: (a) franchise, transfer, gift, excise, capital stock, estate, succession and inheritance taxes, and federal and state income taxes measured by the net income of Landlord from all sources, unless due to a change in the method of taxation such tax is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other Tax that would constitute a Tax; or (b) penalties or interest for late payment of Taxes.

5.1.7 “Base Expense Year”: The calendar year 2015.

5.1.8 “Expense Year”: The first and full calendar year following the Base Expense Year and each calendar year thereafter.

5.1.9 “Base Expenses”: The Operating Expenses for the Base Expense Year equitably adjusted to the amount such Operating Expenses would have been if ninety-five percent (95%) of the rentable area in the Building had been occupied during the Base Expense Year if there is less than ninety-five percent (95%) occupancy in the Base Expense Year. Only those component expenses that are affected by variation in occupancy levels shall be “grossed-up.”

5.1.10 “Expense Increases”: Expense Increases attributable to an Expense Year, shall mean the excess, if any, of the Operating Expenses paid or incurred during such Expense Year equitably adjusted, if less than ninety-five percent (95%) occupancy, to the amount such Operating Expenses would have been if ninety-five percent (95%) of the rentable area in the Building had been occupied during the Expense Year over the Base Expenses. Only those component expenses that are affected by variation in occupancy levels shall be “grossed-up”.

5.1.11 “Operating Expenses”: All costs and expenses (and taxes, if any, thereon) paid or incurred on behalf of Landlord (whether directly or through independent contractors) in connection with the ownership, operation, maintenance, repair, replacement and operation of the Building and Common Areas (including any sales or other taxes thereon) during the Term as a first-class office building, including, the following costs by way of illustration, but not limitation:

(a) All expenses incurred by Landlord, or its agents, related to the employment of day and night supervisors, janitors, engineers, mechanics, electricians, plumbers, porters, cleaners, handymen, accounting and management personnel (including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation, insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on the Landlord or its agents pursuant to any collective bargaining agreement), for services in connection with the operation, management, repair, maintenance, cleaning and protection of the Building, Property and appurtenant common areas and facilities serving the Building in a manner customarily provided to first class office building in Framingham, Massachusetts, including, without limitation, repair and maintenance and providing the services required by this Lease, and, personnel engaged in supervision of any of the persons mentioned above (collectively, the “Operation of the Property”);

(b) The cost of services, equipment, materials and supplies furnished or used in the Operation of the Property;

(c) The cost of all equipment and the maintenance and service thereof and equipment leasing agreements therefor; and the cost of replacements for tools and equipment in the Operation of the Property; and the cost of equipment rental and leasing costs;

(d) The costs of cleaning, repairing, replacing and maintaining the Common Areas, including, exterior and interior landscaping and landscaped areas, and the costs for snow plowing and snow and ice removal; the cost of maintaining in good repair (reasonably free of snow and ice) the parking garages and other parking facilities, driveways, roadways, light poles, entry areas, and loading docks and storm water drainage system; and common area electricity;

(e) The cost of services, materials and supplies used in the Operation of the Property, including, without limitation, security, energy management and alarm services (including any central station monitoring/signaling system), and life safety equipment; testing and maintenance fees; window cleaning, carpet and window covering cleaning, elevator maintenance, janitorial service, trash and waste removal; and the cost of other maintenance, repair and service agreements;

(f) The cost of utility services for the Property, including, without limitation, water, sanitary sewer, electricity, natural gas, fuel oil, steam, chilled water; but excluding electricity supplied to the Premises and billed to Tenant pursuant to Section 5.4 and electricity used by other tenants of the Building within their leased space and billed directly to such tenants;

(g) The premiums for fire, extended coverage, loss of rents, boiler, machinery, sprinkler, public liability, property damage, earthquake, flood, and other insurance relative to the Property and the operation and maintenance thereof (including the Building’s fitness center and cafeteria), including such insurance coverages and amounts as Landlord or its Mortgagees (defined below) may require from time to time; and unreimbursed costs incurred by Landlord that are subject to an insurance deductible;

(h) Commercially reasonable fees for management services paid to managing agents relating to the Operation of the Property; provided, however, management fees for the Property (as distinguished from reimbursements of expenses incurred by managing agents on behalf of the Property) shall not exceed the rate of three percent (3%) of the Building Rents;

(i) The operation and maintenance of the Building’s café (or other food service facility) and fitness center, including, without limitation, the cost of utilities, repairs and insurance;

(j) The costs of administration; legal and accounting fees and other expenses of maintaining and auditing Property accounting records and preparing Landlord’s Statements;

(k) All other expenses, incurred in connection with the Operation of the Property, including the costs of the maintenance, repair and replacement of the Building heating, ventilating, air conditioning, plumbing, electrical, mechanical, sewer, storm water drainage, fire detection, sprinkler, life safety and security systems; elevators, exterior windows and doors, roof and roofing system, telecommunications facilities; emergency generator; and other equipment used in common by, or for the benefit of, occupants of the Building, including such repairs and replacements as may be necessary to maintain the same in proper working order and in compliance with all applicable Laws and industry performance standards for such equipment in first-class office buildings in Framingham, Massachusetts; and

(l) Expenditures for capital improvements (including capital repairs and replacements) that: (i) will, in Landlord’s reasonable estimate, result in a reduction in, or avoid an increase in, Operating Expenses, (ii) are used for fire sprinklers and suppression systems and other life safety systems; (iii) are required to comply with laws, regulations, ordinances or orders of any Governmental Authority, agency or department which were not applicable to the Building at the time it was constructed, or (iv) are required to comply with the requirements of Landlord’s insurers;

All capital costs shall be amortized on a straight line basis over the reasonable life of the capital items as determined in the reasonable judgment of Landlord’s accountant in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) together with interest at the greater of seven percent (7%) per annum or Landlord’s actual borrowing rate for such capital items on the unamortized balance of the cost of such capital items (except that portion of any such expenditures that represents maintenance or repair costs under clause (i) above that is avoided by such capital expenditures shall be included in Operating Expenses in the year so incurred).

Operating Expenses shall be computed on an accrual basis and determined in accordance with GAAP consistently applied. They may be incurred directly or by way of reimbursement and shall include taxes applicable thereto.

5.1.12 “Operating Expense Exclusions”: The following expenses shall be excluded from Operating Expenses: (1) salaries and related benefits for officers and executives of Landlord or Landlord’s managing agent above the level of property manager, (2) utility expenses that are separately metered and billed for any individual tenant in the Building; (3) Landlord’s costs of utilities and other services sold separately to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge over and above the base rent, operating expense, or other rental amounts payable under the lease with such tenant; (4) expenses for services provided by Landlord for the exclusive benefit of a given tenant or tenants for which Landlord is directly reimbursed by such tenant or tenants; (5) all costs, fees and disbursements relating to activities for the solicitation, negotiation, execution or enforcement of leases for space in the Building (including but not limited to advertising costs, leasing commissions and attorneys’ fees therefor); (6) the costs of alterations to, or the decorating or the redecorating of, space in the Building leased to other tenants; (7) except as stated in subparagraph (j) of the definition of Operating Expenses, the costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, including costs of selling, syndicating, financing or mortgaging any of Landlord’s interest in the Property; (8) rentals payable under any ground or underlying lease; (9) depreciation, interest and principal payments on mortgages and other debt costs, if any; (10) repairs or other work required due to fire or other casualty to the extent of insurance proceeds received by Landlord (excluding deductible payments incurred by Landlord); (11) costs to correct any defects in the original construction of the Building; (12) capital expenses for items that are not included in the definition of “Operating Expenses;” (13) payments to affiliates of Landlord (excluding property management fees) but only to the extent that they exceed market charges; (14) costs of any items for which Landlord receives reimbursement from insurance proceeds or any other third party; and (15) costs of capital improvements, except as provided in Section 5.1.11(l) above.

5.1.13 “Tenant’s Share”: Tenant’s Share shall be a fraction, the numerator of which shall be the rentable area of the Premises and the denominator of which shall be the rentable area of the Building.

On the Commencement Date the Tenant’s Share is three and seven hundredths percent (3.07%). Notwithstanding the foregoing or any remeasurement of the Premises or Building, Annual Base Rent shall not change as a result thereof, and the Tenant’s Share may be recalculated only in the event that there shall be a permitted physical change to the Premises or the Building, in which case such recalculation shall be made as set forth above based on a remeasurement of the applicable space in accordance with BOMA standards after the completion of such changes.

5.1.14 “Landlord’s Statement”: An instrument containing a computation of any Additional Rent due pursuant to the provisions of this Article 5.

5.1.15 “Governmental Authority”: As used herein, the term “Governmental Authority” shall mean the Federal Government, or any state or other political subdivision thereof, or any agency, court or body of the Federal Government, any state or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions over the Premises or the Property.

5.2 Payment of Taxes. Tenant shall pay, as Additional Rent, Tenant’s Share of all Taxes payable in respect of any Tax Year falling wholly or partially within the Term, to the extent that Taxes for any such period shall exceed the Base Taxes (which payment shall be adjusted by proration with respect to any partial Tax Year). Landlord, at its option, may require Tenant to make monthly payments on account of Tenant’s Share of Tax Increases for Tax Years following the Base Tax Year. The monthly payments shall be one-twelfth (1/12th) of the amount of Tenant’s Share of Tax Increases and shall be payable on or before the first day of each month during the Term, in advance, in an amount estimated by Landlord and billed by Landlord to Tenant; provided, that, Landlord shall have the right initially to determine such monthly estimates and to revise such estimates from time to time. Alternatively, Landlord may bill Tenant upon Landlord’s receipt of its bill for Taxes from the Governmental Authorities issuing such bills, and in such case, Tenant shall pay Landlord its Tenant’s Share of Taxes, based upon such bill, within fifteen (15) days following its receipt of Landlord’s invoice therefor.

5.3 Payment of Operating Expenses. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of all Operating Expenses in respect of each Expense Year to the extent Operating Expenses for each such Expense Year shall exceed Base Expenses. Tenant shall pay a sum equal to one-twelfth (1/12) of the amount of Tenant’s Share of Expense Increases for each Expense Year on or before the first day of each month of such Expense Year, in advance, in an amount estimated by Landlord and billed by Landlord to Tenant; provided, that, Landlord shall have the right initially to determine such monthly estimates and to revise such estimates from time to time. After the expiration of the Base Expense Year and each Expense Year, Landlord shall prepare and furnish Tenant with Landlord’s Statement showing the Base Expenses or the Operating Expenses incurred during such Expense Year. Within thirty (30) days after receipt of Landlord’s Statement for any Expense Year setting forth Tenant’s Share of any Expense Increase attributable to such Expense Year, Tenant shall pay Tenant’s Share of such Expense Increase (less the amount of estimated payments paid by Tenant on account thereof) to Landlord as Additional Rent, and Landlord shall refund to Tenant any overpayments made by Tenant pursuant to Section 5.6 hereof.

5.4 Payment of Electric Expense.

5.4.1 Base Electric Charge. During any period that the “Electrical Charge” (as defined herein) is not separately metered or submetered with respect to the Premises, then, in addition to Annual Base Rent and other Additional Rent provided by this Lease, as Additional Rent as hereinafter provided, all “Electric Service” (as defined in Section 6.1 below) used or consumed in connection with lighting and general electric services in the Premises, exclusive of any space for which a separate meter has been provided to measure such use and consumption (the “Electrical Charge”). Tenant acknowledges and agrees that, as of the Commencement Date, the Electrical Charge for calendar year 2015 shall be payable at the rate of $1.75 and 00/100 Dollars ($1.75) per square foot per annum for each square foot contained in the Premises (the “Base Electric Charge”) payable as Additional Rent, in equal monthly installments of Four Hundred Eighty-Three and 00/100 Dollars ($483.73) commencing on the Commencement Date and continuing on the first (1st) day of each month thereafter occurring during the Term. Landlord has established the Base Electric Charge based upon a survey report of a third party engineering consultant and the presently installed electric facilities in the Premises and the current rate of payment established by the utility company for such electric service.

The Base Electric Charge relates to Tenant’s lights, plugs, receptacles and general office equipment; but does not include electric current for any of Tenant’s special equipment and facilities which shall be payable by Tenant as provided in Section 6.6 below.

5.4.2 Rate Increases; Estimated Payments. During the Term (at any time after the date of this Lease), Tenant’s rate of payment shall increase from time to time based upon any increase in and the rate at which Landlord purchases electric energy from the public utility company supplying electric current for the Building, or any tax is imposed on Landlord’s receipt from the sale or resale of electrical energy to Tenant by any Federal State or Municipal authority, or any increase in any charges incurred or taxes payable by Landlord in connection therewith, or any increase in Tenant’s proportionate share of the actual tenant electrical expense for the Building. Following any such rate increase or other change affecting the Base Electric Charge and written notice to Tenant, this Lease shall automatically be modified by increasing the Additional Rent payable hereunder for the balance of the Lease Term in accordance with this Section and, as evidence of such modification, notice of any such increase in the Electrical Charge shall be delivered by Landlord to Tenant. Any such increase in the Additional Rent shall be effective as of the date of any such increase in cost or other charge to Landlord and shall be retroactive to such date, if necessary. In any such case, Landlord shall have the right to furnish Tenant with an estimate (which estimate may be changed by Landlord from time to time) of the resulting increased payment amount in addition to the Base Electric Charge, and, upon and after the furnishing of any such estimate, Tenant shall, in addition to the Base Electric Charge, pay to Landlord one-twelfth (1/12) of the increased amount, payable on the first (1st) day of each month during the term, in advance. Tenant’s Electrical Charge shall also be subject to increase based upon Landlord’s determination of a change in Tenant’s electric consumption as determined by Landlord’s independent consultant. Landlord shall also have the right to issue supplemental billing to Tenant from time to time for the Electrical Charge to account for any increases in electric consumption or increases in the cost of providing such Electric Service (as set forth above).

5.4.3 Reconciliation of Estimated Payments. After the end of each calendar year during which Tenant shall have made any payments based upon Landlord’s estimate under Section 5.4.2 above, and after the end of the Term, Landlord shall submit to Tenant a statement of the actual increase in Electrical Charge for the preceding calendar year over the Base Electric Charge, and if the Electrical Charge so stated for such period is (i) more than the amount paid for such period, Tenant shall pay to Landlord the deficiency within thirty (30) days after submission of such statement, or (ii) less than the amount paid for such period, Tenant shall be entitled to a credit in the amount of such excess against amounts next coming due under this paragraph (or a payment from Landlord within thirty (30) days in the case of the end of the Term). Any such adjustment shall survive the expiration or earlier termination of the Term.

5.5 Landlord’s Statements.

5.5.1 Landlord’s Statements and Tenant’s Inspection Rights. Landlord will deliver Landlord’s Statements to Tenant during the Term. Landlord’s delay or failure to render Landlord’s Statement with respect to the Base Expense Year, any Expense Year or any Tax Year beyond a date specified herein shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to that or any subsequent Expense Year or subsequent Tax Year. The obligations of Landlord and Tenant under the provisions of this Article with respect to any Additional Rent incurred during the Term shall survive the expiration or any sooner termination of the Term. If Landlord fails to give Tenant a statement of projected Operating Expenses prior to the commencement of any Expense Year, Tenant shall continue to pay Operating Expenses in accordance with the previous statement, until Tenant receives a new statement from Landlord.

5.5.2 Tenant’s Right to Audit. During the sixty (60)-day period after receipt of any Landlord’s Statement (the “Review Period”), Tenant may, upon prior notice to Landlord, inspect and audit Landlord’s records relevant to the cost and expense items reflected in such Landlord’s Statement at a reasonable time mutually agreeable to Landlord and Tenant during Landlord’s usual business hours at the management office where such records are maintained. Tenant shall be entitled to retain an independent company or certified public accountant to review Landlord’s relevant records to determine if the proper amount of Additional Rent was charged to Tenant for such period, provided that such company or accountant must be employed on a regular fee for services basis and not a contingent fee basis. Each Landlord’s

Statement shall be conclusive and binding upon Tenant unless within sixty (60) days after receipt of such Landlord’s Statement Tenant shall have completed such inspection and audit and shall notify Landlord that it disputes the correctness of Landlord’s Statement, specifying the respects in which Landlord’s Statement is claimed to be incorrect. If such audit or review reveals that Landlord has overcharged Tenant, then within fifteen (15) days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within fifteen (15) days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge. If Landlord desires to contest such audit results, Landlord may do so by submitting the results of the audit to arbitration pursuant to Section 13.9 of the Lease within sixty (60) days of receipt of the results of the audit, and the arbitration shall be final and binding upon Landlord and Tenant. Tenant agrees to pay the cost of such audit, provided that, if the audit reveals that Landlord’s determination of such Additional Rent as set forth in any statement sent to Tenant was in error in Landlord’s favor by more than five percent (5%), Landlord shall pay the reasonable cost of such audit. Pending the determination of such dispute as hereinafter provided, Tenant shall pay Additional Rent in accordance with the applicable Landlord’s Statement, and such payment shall be without prejudice to Tenant’s position. All inspections and audits of Landlord’s books and records and any arbitration shall be subject to a confidentiality agreement reasonably acceptable to Landlord.

5.6 Adjustments. If the actual amount of Tenant’s Share of the Expense Increases for any Expense Year or Tenant’s Share of Tax Increases for any Tax Year exceeds the estimated amount thereof paid by Tenant for such Expense Year or Tax Year, then Tenant shall pay to Landlord the difference between the estimated amount paid by Tenant and the actual amount of such Additional Rent payable by Tenant. This Additional Rent payment shall be due and payable within thirty (30) days following delivery of Landlord’s Statement. If the total amount of estimated payments made by Tenant in respect of Tenant’s Share of Expense Increases for such Expense Year or Tenant’s Share of Tax Increases for any Tax Year shall exceed the actual amount of such Additional Rent payable by Tenant, then such excess amount shall be credited against the monthly installments of Additional Rent due and payable from Tenant to Landlord hereunder until such amount shall have been refunded in full to Tenant. Any excess payments made by Tenant during the Term that have not been so applied and are outstanding at the end of the Term shall be paid to Tenant promptly following delivery of Landlord’s Statement for the final Expense Year and final Tax Year, as applicable. Even though the Term has expired and Tenant has vacated the Premises, when final determination is made of Tenant’s Share of Expense Increases or Tax Increases for the year in which this Lease terminates, Tenant shall pay any increase due over the estimated Expense Increases or Tax Increases paid within fifteen (15) days after Landlord’s delivery of Landlord’s Statement therefor.

ARTICLE 6. SERVICES AND UTILITIES

6.1 Services. Landlord shall provide the following services to the Building and Premises (subject to Tenant’s reimbursement and payment obligations therefore in accordance with the operation of Article 5 hereof):

(a) Cleaning and janitorial service in and about the Premises in accordance with the cleaning specifications set forth in Exhibit C, Saturdays, Sundays and union and state and federal government holidays (the “Holidays”) excepted. Tenant shall not provide any janitor service without Landlord’s written consent. If Landlord’s consent is given, such janitor services shall be subject to Landlord’s supervision and control, but shall be performed at Tenant’s sole cost and responsibility.

(b) Heat and air-conditioning as required, in Landlord’s reasonable judgment, consistent with industry standards, for the comfortable use and occupation of the Premises (excluding specialized temperature and humidity control for computers, printers and other equipment) daily from 8:00 a.m. to 6:00 p.m. Monday through Friday, Saturdays from 8:00 a.m. to 1:00 p.m. (“Normal Business Hours”), the remainder of Saturdays, Sundays and Holidays excepted, consistent with such service typical of comparable first class buildings in Framingham, Massachusetts.

(c) Hot and cold running water suitable for normal office use of the Premises; and water for cleaning, landscaping, grounds maintenance, fire protection, drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord or by Tenant with Landlord’s written consent. If Tenant’s water use increases beyond customary office user levels, Landlord shall have the right to install a water meter, at Tenant’s expense, and to charge Tenant as Additional Rent for its water consumption in the Premises in accordance with readings from such meter.

(d) Electric current from providers selected by Landlord, in amounts required for normal lighting by building standard lighting overhead fixtures and for Tenant’s normal business operations, including without limitation, personal computers, copiers, facsimile machines, and other ordinary business equipment (the “Electric Service”), subject, however, to Landlord’s approval of Tenant’s final electrical plan for the Premises (but specifically excluding electric current surge protection).

(e) Maintenance of the Common Areas so that they are reasonably clean and substantially free from accumulations of snow, debris, rubbish and garbage; and lighting of the parking areas;

(f) Access by Tenant to the Premises and use of designated, non-attended elevator service twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, subject to the operation of Landlord’s computerized access system at the Building’s entrances and to Landlord’s Rules and Regulations. Overtime HVAC and other services shall be available as provided in Section 6.2 hereof.

Landlord shall have the right to select the utility providers and Tenant shall pay all actual costs associated with obtaining the utility service as provided in Article 5 hereof. Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described herein, subject to the conditions and in accordance with the standards set forth herein. Landlord’s failure to furnish any of such services when such failure is caused by accidents, the making of repairs, alterations or improvements, labor difficulties, difficulty in obtaining adequate supply of fuel, electricity, steam, water or other service or supplies from the sources from which they are usually obtained for the Building, or governmental constraints or any other cause beyond Landlord’s reasonable control, shall not result in any liability to Landlord. Tenant shall not be entitled to any abatement or reduction of rent by reason of such failure, no eviction of Tenant shall result from such failure and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. In the event of any failure, stoppage or interruption thereof, Landlord shall diligently attempt to resume service promptly.

6.2 Additional Services. If Tenant requires any additional work or service, as described above, including services furnished outside Normal Business Hours specified above, Landlord may, on terms to be agreed, upon reasonable advance notice by Tenant, furnish such additional service and Tenant agrees to pay Landlord such charges as may be agreed upon, including any tax imposed thereon, but in no event at a charge less than Landlord’s actual cost plus overhead for such additional service and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service. Landlord shall impose such charges and may establish reasonable rules and regulations for any such additional services, including the following: (a) the use of any heating, air-conditioning, ventilation, electric current or other utility services or equipment by Tenant after Normal Business Hours (“Overtime HVAC”); (b) the use or consumption of any other building services, supplies or utilities after Normal Business Hours and any unanticipated, additional costs incurred by Landlord to operate the Building after Normal Business Hours as a result thereof; (c) additional or unusual janitorial services required because of any non-building standard improvements in the Premises, the carelessness of Tenant, the nature of Tenant’s business (including the operation of Tenant’s business after Normal Business Hours); and (d) the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord’s normal cleaning of the Premises in accordance with Exhibit C. The expense charged by Landlord to Tenant for any Overtime HVAC shall be based on the current hourly rate of Sixty and 00/100 Dollars ($60.00) per hour, which rate shall be subject to increase based upon increases in the actual cost for such utility services as charged to Landlord by the utility companies or other third parties providing such services. This amount shall constitute Additional Rent and shall be payable in accordance with Section 4.4.

6.3 Excessive Current.

6.3.1 Prohibited Activities. Tenant shall comply with the conditions of occupancy and connected electrical load reasonably established by Landlord for the Building; and Tenant’s use of electrical energy in the Premises shall not, at any time, knowingly exceed the capacity of the existing feeders or wiring installations then serving the Premises. Tenant shall not, without Landlord’s prior consent in each instance, connect air conditioning equipment, major appliances (excluding a residential size refrigerator/freezer, coffee makers, microwave ovens and other similar food preparation appliances) or heavy duty equipment (“High Usage Equipment”) to the Building’s electrical system. Tenant shall not: (a) use utilities or other services in excess of the services described above in Section 6.1 or in a manner which exceeds or interferes with any Building systems or service equipment or Landlord’s ability to provide services to other tenants in the Building, (b) use any apparatus, equipment or device in the Premises which will in any way increase the amount of electricity or water usually furnished or supplied for the use of the Premises for normal office use, nor connect with electric current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device for the purposes of using electrical current or water. Tenant shall not, without prior consent of Landlord in each instance, make or perform, or permit the making or performing of, any alteration to wiring installations or other electrical facilities in or serving the Premises or any additions to the electrical fixtures, machines, equipment or other appliances in the Premises which utilize electrical energy.

6.3.2 Landlord’s Right to Survey Usage. Landlord may survey Tenant’s use of services from time to time. Tenant shall pay Landlord all costs arising out of any excess use or other connection of High Usage Equipment (which as defined above, excludes a residential size refrigerator/freezer, coffee makers, microwave ovens and other similar food preparation appliances, and for avoidance of doubt also excludes office copiers, personal computers and facsimile machines), including the cost of all repairs and alterations to the Building’s mechanical and electrical systems (including the installation of meters) and the cost of additional electricity made available to Tenant, if any. Such costs shall constitute Additional Rent and Tenant shall pay such costs pursuant to Section 4.4.

6.3.3 Metering of Excess Use. If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Premises as normal office use, Tenant shall procure the prior written consent of Landlord for the use thereof, which Landlord may refuse, and if Landlord does consent, Landlord may cause a water meter or electric current meter to be installed so as to measure the amount of such excess water and electric current. The cost of any such meters shall be paid for by Tenant. Tenant agrees to pay to Landlord within five (5) business days of Landlord’s demand, the cost of all such excess water and electric current consumed (as shown by said meters, if any, or, if none, as reasonably estimated by Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed.

6.4 Maintenance of Common Areas. The manner in which the Common Areas are maintained and operated and the expenditures therefor shall be at the sole discretion of Landlord and in accordance with the standards of comparable first class buildings in Middlesex County. Landlord reserves the right from time to time to (a) make changes in the shape, size, location and appearance of the land and improvements which constitute the Common Areas, provided that Landlord shall not materially impair the Tenant’s ability to operate its business, except temporary impairments required by said changes, which Landlord shall use its best efforts to minimize (both in scope and duration), and which in any case shall not exceed two (2) consecutive business days; (b) make such improvements, alterations and repairs to the Common Areas as may be required by governmental authorities or by utility companies servicing the Building; (c) construct, maintain and operate lighting and other facilities on all said areas and improvements; (d) subject to Tenant’s rights pursuant to Section 1.3, grant exclusive parking rights to Building tenants; and (e) to add or remove improvements, amenities and facilities to or from the Common Areas. The use of the Common Areas shall be subject to such reasonable regulations and changes therein as Landlord shall make from time to time, including (but not by way of limitation) the right to close from time to time, if necessary, all or any portion of the Common Areas to such extent as may be legally sufficient, in the opinion of Landlord’s counsel, to prevent a dedication thereof or the accrual of rights of any person or of the public therein; provided, however, Landlord shall do so at such times and in such manner as shall minimize any disruption to Tenant to the extent reasonably possible.

6.5 Access to Premises.

6.5.1 Landlord’s Right of Entry. Landlord shall have the right to enter the Premises without abatement of Rent at all reasonable times upon reasonable prior notice to Tenant (except in emergencies when no advance notice shall be required), (a) to supply any service to be provided by Landlord to Tenant hereunder, (b) to show the Premises to Landlord’s Mortgagee (not more than once per year), and to prospective purchasers, and mortgagees, and, during the last six months of the Term or after an Event of Default only, to prospective tenants, (c) to inspect, alter, improve or repair the Premises and any portion of the Building, and (d) to introduce conduits, risers, pipes and ducts to and through the Premises, provided that in exercising any such right, Landlord will cause all such conduits, risers, pipes and ducts to be placed above dropped ceilings, within walls, or below floors or in closets, to the extent reasonably practicable. In conducting any such activities, Landlord shall use reasonable efforts not to disrupt the conduct of Tenant’s business operations.

6.5.2 Tenant’s Keys. For each of the purposes stated above in this Section 6.5, Landlord shall at all times have and retain the keys and Tenant’s security access codes with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, or special security areas, and Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises. Landlord and its agents and representatives shall have the right to enter upon the Premises for any and all of the purposes set forth in this Article and may exercise any and all of the foregoing rights without being deemed guilty of a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive of Tenant from the Premises, or any portion thereof, if reasonably necessary to comply with any governmental statute, ordinance or building, fire or other code.

6.6 Tenant Responsible for Supplemental Equipment.

6.6.1 Supplemental Air Conditioning Units. In the event that Tenant makes any permitted Alterations to the Premises that include the installation of one or more supplemental air conditioning units to cool non-standard, heat-producing equipment or facilities in the Premises, (the “Supplemental HVAC Equipment”), such as equipment located in a computer server room or other areas of the Premises dedicated to the operation of such heat-producing equipment, then Tenant agrees that Tenant, at its expense, shall be responsible for the operation, maintenance, repair, and replacement of all such Supplemental HVAC Equipment, and payment, as Additional Rent, of all consumption costs and charges for all electricity, energy, and other utilities used in connection therewith and the installation of metering equipment to measure its utility consumption.

6.6.2 Consumption Charges and Billing. Tenant shall pay, as Additional Rent, the full costs of all electrical and other energy charges associated with the operation of such Supplemental HVAC Equipment plus a 3% administrative charge thereon (the “Supplemental Units Utility Charge”). The energy consumption charge for any such Supplemental HVAC Equipment shall be determined and billed by Landlord to Tenant on a monthly or quarterly basis in amounts that are based upon Landlord’s reasonable estimate of the energy consumption by the Supplemental HVAC Equipment on an annual average basis, taking into account, the then prevailing rates charged by the applicable utility companies, the space layout, rentable area of the Premises, occupancy load, hours of operation of such Supplemental HVAC Equipment and other reasonable factors, plus the administrative charge. Tenant shall have the option to install, at Tenant’s expense, a sub-meter to measure the energy usage of its Supplemental HVAC Equipment, subject to Landlord’s right of prior approval of the type and model of sub-metering equipment, the proposed location and wiring plan, thereof and the plans and specifications therefor. In such case, Landlord will obtain periodic meter readings and have the right to bill Tenant for such energy consumption on a monthly or other periodic basis (as determined by Landlord) based upon the quantity of consumption shown on the sub-meter and the then prevailing rates charged by the applicable utility companies, plus such administrative charge. Landlord’s invoice for such energy usage by the Supplemental HVAC Equipment shall be due and payable within twenty (20) days following Landlord’s delivery of its invoice.

6.7 Landlord’s Right to Install Supplemental HVAC Equipment. Wherever heat-generating machines or equipment are used by Tenant in the Premises which affect the temperature otherwise maintained by the air conditioned systems or Tenant allows occupancy of the Premises by more persons that the heating and air conditioning system is designed to accommodate, in either event, whether with or without Landlord’s approval, Landlord reserves the right to install supplementary heating and/or air conditioning units in or for the benefit of the Premises and the cost thereof, including the cost of installation and the cost of operations, repair, maintenance and replacement (and the energy costs related thereto) shall be paid by Tenant to Landlord within five (5) business days of Landlord’s delivery of written demand.

ARTICLE 7. CONDUCT OF BUSINESS BY TENANT

7.1 Permitted Use.

7.1.1 General Office Use. The Premises shall be used and occupied for general office purposes and for no other use. Tenant, at its expense, shall obtain and maintain in full force and effect any and all licenses and permits necessary for its use of the Premises. Tenant shall not use or occupy, or permit the use or occupancy of, the Premises or any part thereof for any use other than the sole use specifically set forth above or in any illegal manner, or in any manner that, in Landlord’s judgment, would adversely affect or interfere with any services required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, or with the proper and economical rendition of any such service, or with the use and enjoyment of any part of the Building by any other tenant or occupant. Tenant agrees that it will not exceed the maximum floor bearing capacity for the Premises.

7.1.2 Prohibited Uses and Activities. Tenant will not (a) make or permit any occupancy or use of any part of the Premises for any hazardous, offensive, dangerous, noxious or unlawful occupation, trade, business or purpose or any occupancy or use thereof that is contrary to any law, by-law, ordinance, rule, permit or license, (b) cause, maintain or permit any nuisance in, at or on the Premises, and (c) commit any waste. Tenant agrees not to permit any occupancy or use of the Premises nor to engage in any other activity in the Building which would materially interfere with telecommunications, computer, or utility systems, installations, or services of other tenants or occupants so long as the same are of a type customarily found in first class office buildings. If noises, vibrations, odors, operating methods, or conditions of cleanliness of the Premises or any appurtenance thereto materially interfere with first class office uses of other occupied areas in the Building, Tenant shall undertake such additional protective measures as may be necessary to eliminate the material interference (such as additional noise or vibration damping or additional venting). Tenant shall keep all such areas of the Premises clean at all times and all trash, refuse and garbage from a cafeteria or similar facility shall be collected, removed and stored in a manner reasonably approved by Landlord.

7.2 Taxes Payable by Tenant. In addition to Rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than net income taxes) upon or measured by the Tenant’s value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located within the Premises (which are in excess of building standard improvements). If the taxing authorities do not separately assess Tenant’s leasehold improvements (which are in excess of building standard improvements), Landlord may make a reasonable allocation of the impositions to such improvements and charge Tenant for the same as Additional Rent. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the Term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located within the Premises.

7.3 Compliance with Laws.

7.3.1 Tenant’s Compliance Obligations. Tenant, at Tenant’s expense, shall comply promptly with: (a) the laws, statutes, ordinances, rules, regulations and the orders of all courts and Governmental Authorities in effect from time to time during the Term including, without limitation, the Americans with Disabilities Act (“ADA”), and all applicable federal, state and municipal building, zoning, fire, health, safety and environmental laws, statutes, ordinances, rules, regulations (the “Laws”) that shall impose any duty on Tenant with respect to the Premises or the use, occupancy or operation thereof, and with respect to any Alterations to the Premises made by Tenant or any Tenant Parties; and (b) all rules, requirements and regulations of the Board of Fire Underwriters and Landlord’s insurance companies with respect to the use, occupancy and operation of the Premises. Tenant shall make all such improvements in or to the Premises which are necessitated or occasioned, in whole or in part by the use or occupancy or manner of use, occupancy or operation of the Premises by Tenant or any Tenant Parties or by any Alterations to the Premises made by Tenant or any Tenant Parties. Tenant, at its expense, shall timely comply with all orders and directions of Governmental Authorities for the correction, prevention and abatement of any violations in the Premises caused or permitted by, or resulting from the Tenant’s use, occupancy or operations at the Premises or resulting from any such Alterations to the Premises. Notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible for making any Alterations or improvements to remedy, nor bear any costs or expenses relating to, any violations of Laws which existed prior to the Commencement Date or which are not caused by the use or occupancy or manner of use, occupancy or operation of the Premises by Tenant or any Tenant Parties or by any Alterations to the Premises made by Tenant or any Tenant Parties; which responsibility, as between Tenant and Landlord, shall be Landlord’s, and Landlord, at Landlord’s sole expense, shall promptly make all repairs, replacements, Alterations, or improvements needed in connection therewith.

7.3.2 Landlord’s Compliance Obligations. Landlord shall comply with all Laws in effect from time to time during the Term that shall impose any duty on Landlord with respect to the Building, Common Areas, or the Property, excluding any matters that are Tenant’s responsibility under this Lease or the responsibility of other tenants of the Building. The Property and any future improvements thereon will conform upon completion to all Laws, including, without limitation, the requirements of Title III of the ADA. Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for legal compliance with all Laws, including the requirements of the ADA, with respect to (a) any and all requirements on account of Tenant’s use of, or operations in, the Premises, and (b) all Alterations designed or constructed by Tenant or any Tenant Parties.

7.4 Landlord’s Rules and Regulations. Tenant shall observe and comply with the rules and regulations attached to this Lease as Exhibit D with respect to the Property, and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord, provided that the same are generally applicable to all tenants of the Building and are not discriminatory against Tenant (the “Rules and Regulations”). Tenant shall not use or permit the use of the Premises in any manner that will create waste or a nuisance, or which shall tend to unreasonably disturb other tenants of the Building. Landlord shall not be responsible to Tenant for the nonperformance of any of the Rules and Regulations by any other tenants or occupants of the Building. Landlord shall use reasonable efforts to enforce the Rules and Regulations in a fair and non-discriminatory manner. In the event of an express and direct conflict between the terms, covenants, agreements and conditions of this Lease and the terms, covenants, agreements and conditions of such Rules and Regulations, as modified and amended from time to time by Landlord, this Lease shall control.

7.5 No Liens. Tenant shall keep the Premises and Property free from any liens or encumbrances arising out of any work performed, material furnished or obligations incurred by or for Tenant or any person or entity claiming through or under Tenant. Any claim to, or lien upon, the Premises or the Building arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Premises and the Property. If any mechanics’ or other lien shall be filed against the Premises or the Property purporting to be for labor or material furnished or to be furnished at the request of the Tenant, then Tenant shall at its expense cause such lien to be discharged of record by payment, bond or otherwise, within thirty (30) days after the filing thereof.

7.6 Hazardous Substances.

7.6.1 Prohibition on Use. Tenant shall not handle, use, generate, store, transport, dispose, discharge, release, spill or leak any “Hazardous Substances” (as defined below), nor permit any Tenant Parties to engage in any such activities, in, above, on or under the Premises or the Property. Notwithstanding the foregoing, Tenant may handle, store, use and dispose of small quantities of Hazardous Substances (such as aerosol cans containing insecticides, toner for copies, solvents and the like) to the extent customary and necessary for the permitted use of the Premises for general office purposes; provided that (a) Tenant shall always handle, store, use and dispose of any such Hazardous Substances in a safe and lawful manner in compliance with all Environmental Laws, the fire protection requirements of any Building insurers and the terms and conditions of this Lease, and (b) Tenant shall comply with, and maintain adequate evidence of, all record keeping, training, labeling and storage requirements prescribed by the Environmental Laws and deliver copies of the same to Landlord promptly, upon request. To the extent that any Hazardous Substances become “Hazardous Waste” (as defined by the Environmental Laws, Tenant shall immediately remove the Hazardous Waste from the Property).

7.6.2 Notifications. Tenant shall immediately notify Landlord in writing of: (a) any inspection, enforcement, cleanup or other regulatory action taken or threatened by any regulatory authority with respect to any Hazardous Substance on or from the Premises or the migration thereof from or to other property, (b) any demands or claims made or threatened by any party relating to any loss or injury claimed to have resulted from any Hazardous Substance on or from the Premises, (c) any release, discharge, spill, leak, migration, disposal or transportation of any Hazardous Substance on or from the Premises in violation of this Article, and any damage, loss or injury to persons, property or business resulting or claimed to have resulted therefrom, and (d) any matters where Tenant is required by Law to give a notice to any regulatory authority respecting any Hazardous Substance on or from the Premises. Landlord shall have the right (but not the obligation) to notify regulatory authorities concerning actual and claimed violations of this Article, and to join and participate, as a party, in any legal proceedings or actions affecting the Premises and concerning Hazardous Substance or otherwise initiated in connection with any environmental, health or safety Law.

7.6.3 Remediation. If any Hazardous Substance is released, discharged or disposed of, or permitted by the affirmative action of Tenant to spill, leak or migrate, in violation of the foregoing provisions of this Article 7 by Tenant or any Tenant Parties, Tenant shall immediately, properly and in compliance with applicable Laws, clean up and remove the Hazardous Substance from the Premises and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense (without limiting Landlord’s other remedies therefor). Such clean up and removal work shall be subject to the provisions thereof including, without limitation, Landlord’s prior written approval, and any testing, investigation, feasibility and impact studies, and the preparation and implementation of any remedial action plan required by any court or regulatory authority having jurisdiction or reasonably required by Landlord. Tenant shall sign any disposal forms, manifests, bills of lading or reports as the generator of the waste that is subject to the remediation, provided that Landlord shall have the right to review and approve such document reasonably in advance of Tenant’s signing the same. Notwithstanding the foregoing, Landlord reserves the right to notify Tenant that it will conduct the remediation and, in such case, Landlord shall remediate such condition and Tenant shall reimburse Landlord for all costs and expenses upon written demand by Landlord (with interest thereon at the rate described in Section 4.5).

7.6.4 Fees, Taxes, Fines and Remedies. Tenant shall pay, prior to delinquency, any and all fees, taxes (including excise taxes), penalties and fines arising from or based on Tenant’s activities involving Hazardous Substance on or about the Premises, and shall not allow such obligations to become a lien or charge against the Premises, Property or Landlord. If Tenant violates any provision of this Article with respect to any Hazardous Substance, Landlord may: (a) require that Tenant immediately remove all Hazardous Substances from the Premises and discontinue using, storing and handling Hazardous Substances in the Premises, and/or (b) pursue such other remedies as may be available to Landlord under this Lease or applicable Law.

7.6.5 Hazardous Substances. As used in this Lease, the term “Hazardous Substances” shall mean any material or substance that, whether by its nature or use, is now or hereafter defined as a hazardous waste, hazardous substance, hazardous material, hazardous chemical substance or mixture, pollutant or contaminant under the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.), Hazardous Materials Transportation Act, as amended (49 U.S.C. §1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.), Toxic Substances Control Act, as amended (15 U.S.C. §2601 et seq.), or which is now or hereafter regulated under any Laws, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product or material, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous.

7.6.6 Environmental Laws. As used in this Lease, the term “Environmental Laws” shall mean all laws, rules, regulations now or hereafter enacted, promulgated, or amended, of the United States, the states, the cities or any other political subdivisions in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, relating to or imposing liability of standards of conduct concerning protection of health or the environment or any Hazardous Substances.

7.6.7 Environmental Indemnity. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord fully harmless and any Mortgagee of the Property, from and against any and all liability, loss, suits, claims, actions, causes of action, remediation orders, proceedings, demands, costs, penalties, damages, fines and expenses, including, without limitation, attorneys’ fees, consultants’ fees, laboratory fees and clean-up costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from, or attributable to (a) the presence of any Hazardous Substance on the Premises or the Property arising from the action or negligence of Tenant or any Tenant Parties, or arising out the generation, storage, treatment, handling, transportation, discharge, disposal or release by Tenant of any Hazardous Substance at or near the Premises or the Property, and (b) any violation(s) by Tenant of any applicable Law regarding Hazardous Substances, and (c) the default by Tenant of any of its agreements under this Section 7.6.

7.6.8 Access for Environmental Condition Assessments. During the Term, Landlord reserves the right to enter the Property to conduct environmental site assessments, and any subsurface investigations recommended by its environmental engineers and such testing and monitoring as may be recommended by Landlord’s environmental engineers or as may be required by any applicable Environmental Laws (including the granting of environmental land use restriction). Tenant agrees to cooperate with Landlord and its consultants and provide such related information concerning Tenant’s operations and legal compliance matters as Landlord may reasonably request. Tenant agrees to sign any subordination agreements required for an environmental land use restriction for the Property in connection with a remediation of the Property in accordance with applicable Environmental Laws; provided that such land use restriction does not impair Tenant’s use of the Premises or its parking facilities for the purposes stated in Section 7.1 above and does not result in an increase in Tenant’s Lease obligations or liabilities.

7.7 Signs. Landlord (using “building standard materials”) will place (a) an identification sign at the entrance to the Premises, and (b) a listing identifying Tenant on the multi-tenant Building lobby directory. All such signage installed by Landlord shall be consistent with applicable Building standards promulgated by Landlord from time to time. Tenant shall not place or erect any signs, monuments or other structures in or on the Building or Property. Tenant shall not place any signage on the exterior of the Premises nor on the inside of the Premises which are visible from the exterior of the Premises. Tenant shall pay for all costs (without mark-up or profit to Landlord) to change signage as a result of a change in the name of the business occupying the Premises.

7.8 OFAC List. Tenant represents, warrants and certifies that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Landlord is restricted from doing business under the rules and regulations of the Office of Foreign Asset Control (“OFAC List”). Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing warranty, representation, and certification. Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any legal requirement or applicable laws. Tenant acknowledges and agrees that as a condition to the requirement or effectiveness of any consent to any Transfer by Landlord pursuant to Section 12.1, Tenant shall cause the Transferee, for the benefit of Landlord, to reaffirm, on behalf of such Transferee, the representations of, and to otherwise comply with the obligations set forth in, this Section 7.8, and it shall be reasonable for Landlord to refuse to consent to a Transfer in the absence of such reaffirmation and compliance. Tenant agrees that breach of the representations and warranties set forth in this Section 7.8 shall at Landlord’s election be a default under this Lease for which there shall be no cure. This Section 7.8 shall survive the termination or earlier expiration of the Lease.

ARTICLE 8. ALTERATIONS, IMPROVEMENTS AND SIGNAGE

8.1 Landlord’s Obligations. Landlord will maintain in good repair, reasonable wear and use, (except casualty and condemnation which shall be governed by Article 10 and Article 11, respectively) including any necessary replacements (except those matters included as Tenant’s obligations under Section 8.2 below): (a) all structural components of the Building and Common Areas, including, without limitation, the foundation, exterior and load-bearing walls, exterior windows and doors, roof, and the structural floor slabs; (b) the Building Systems (defined below in Subsection 8.3.1) serving the Building (excluding any Tenant installations, fixtures and HVAC equipment (including any Supplemental HVAC Equipment) that are dedicated to Tenant’s exclusive use which shall be Tenant’s responsibility). The cost of this maintenance, repair and replacement (as necessary) shall be included in Operating Expenses and shall be subject to reimbursement under Article 5 hereof to the extent provided therein. Maintenance and repair expenses caused by Tenant’s willful misconduct or negligent acts or omissions shall be paid directly to Landlord by Tenant in accordance with Section 4.4, and shall not constitute an Operating Expense. At Tenant’s sole cost and expense, Landlord agrees to maintain, in good order, condition and repair, all plumbing facilities and electrical fixtures and devices which are affixed to the Building (including replacement of all lamps, starters and ballasts) and located within the Premises; and Tenant shall pay any such sums invoiced by Landlord for such services as Additional Rent.

8.2 Tenant’s Obligations. Tenant shall, at all times during the Term, and at Tenant’s cost and expense, keep the Premises in at least the same condition as when it was tendered to Tenant on the Commencement Date, and shall make all repairs and replacements necessary to preserve the Premises in such condition, and in a clean, safe and sanitary condition, in each such case excepting casualty, condemnation or normal wear and tear, and in compliance with all Laws. Except as otherwise provided in Section 8.1 above, Tenant shall maintain, at its own expense, in at least the same condition as when it was tendered to Tenant on the Commencement Date, to Landlord’s reasonable satisfaction, all installations, fixtures and HVAC equipment dedicated to Tenant’s exclusive use, including any Supplemental HVAC Equipment (whether or not located within the Premises). Subject to Section 7.3 above, Tenant shall, at its sole expense, promptly comply with all governmental orders and directions for the correction, prevention or abatement of any violations or nuisances in or upon, or connected with, the Premises. Tenant shall repair, at its cost, all deteriorations or damages to the Property occasioned by its negligent acts or omissions or willful misconduct. If Tenant does not make such repairs to the Building within twenty (20) days following notice from Landlord, Landlord may, but need not, make such repairs, and Tenant shall pay the cost thereof as provided in Section 8.7 hereof.

8.3 Tenant’s Alterations.

8.3.1 Landlord’s Consent to Alterations. Tenant shall not make or permit any improvements, installations, alterations or additions, including, but not limited to, the attachment of any fixtures or equipment in, on or to the Premises or any part thereof, without the prior written consent of Landlord (“Alterations”). Notwithstanding the foregoing, Landlord’s prior written consent shall not be required for Alterations to the Premises which do not involve or affect the structural portions of the Premises or the Building (the “Building Structure”) or any of the Building’s HVAC, mechanical, electrical, telecommunications, cabling, plumbing or other systems or equipment (the “Building Systems”) or the interior walls or corridors within the Premises, and which do not require a building permit and which do not exceed $20,000.00 in the aggregate on an annual basis (“Permitted Alterations”); provided, however that Tenant must provide at least ten (10) days prior written notice (with a reasonably detailed description of the scope and cost thereof and the identity of the contractors performing such work) to Landlord of such proposed work in the Premises, and must promptly provide Landlord with any related information reasonably requested by Landlord.

8.3.2 Construction Standards. All Alterations made by or on behalf of Tenant shall be made and performed: (a) by contractors or mechanics approved by Landlord (except no such approval shall be required with respect to Permitted Alterations), who shall carry liability insurance of a type and in such amounts as Landlord shall reasonably require, naming Landlord and Tenant as additional insureds, (b) in a good and workmanlike manner in compliance with all Laws, (c) so that same shall be at least equal in quality, value, and utility to the original work or installation and shall be in conformity with Landlord’s building standard specifications in effect at such time, (d) in accordance with all Laws, and (e) except with respect to Permitted Alterations, pursuant to plans, drawings and specifications (“Tenant’s Plans”) which have been reviewed and approved by Landlord prior to the commencement of the repairs or replacements and approved by, and filed with, all applicable governmental authorities (the “Construction Standards”). In any event Landlord may charge Tenant a reasonable construction management fee, not to exceed 2% of the cost of such work, to cover its overhead as it related to such proposed work, plus third-party costs actually incurred by Landlord in connection with the proposed work and the design thereof (with no mark-up or profit to Landlord), with all such amounts being due five (5) days after Landlord’s written demand.

8.3.3 Insurances; Taxes. Tenant shall, prior to construction, provide the additional insurance required under Article 9 in such case, and also all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, including, but not limited to, notices of non-responsibility, waivers of liens, surety company performance bonds and to protect Landlord and the Building against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4.

8.4 Tenant’s Property. Tenant must, at its sole cost, remove, upon termination of this Lease, any and all personal property, trade fixtures, furnishings, equipment, data and telecommunications cabling and wiring installed by or on behalf of Tenant and placed in the Premises by Tenant (the “Tenant’s Property”). Tenant shall, at its cost and expense, repair any damage to the Premises or the Building caused by such removal. Any of Tenant’s Property not removed from the Premises prior to the Expiration Date shall, at Landlord’s option, become the property of Landlord. Landlord may remove such Tenant’s Property, and Tenant shall pay to Landlord, Landlord’s cost of removal and of any repairs in connection therewith in accordance with Section 4.4 hereof.

8.5 Ownership and Removal. All additions, fixtures and improvements attached to or installed in or upon the Premises by Tenant or by Landlord shall be Landlord’s property and shall remain upon the Premises at the termination of this Lease without compensation, allowance or credit to Tenant. Landlord may require Tenant, at Tenant’s expense, to remove any of Tenant’s Property or Alterations which have been attached to or installed in the Premises unless Landlord consents to a written request from Tenant at the time of its approval of the Tenant’s plans that a building standard, non-specialty installation need not be so removed. If Tenant fails to remove any Tenant’s Property or Alterations that Tenant is required to remove pursuant to this Section 8.5 by the Expiration Date, or the sooner date of termination of this Lease then Landlord may remove the same and, Tenant shall pay to Landlord the cost of repairs of any damage to the Premises or Building in connection therewith. In lieu of requiring Tenant to remove such Tenant’s Property and Alterations and repair the Premises as aforesaid, Landlord may, by written notice to Tenant delivered at least thirty (30) days before the Expiration Date, require Tenant to pay to Landlord, as Additional Rent hereunder, the cost of such removal and repair in an amount reasonably estimated by Landlord.

8.6 Surrender. Upon the expiration or sooner termination of the Term, Tenant will quietly and peacefully surrender to Landlord the Premises in as good condition as when Tenant took possession, ordinary wear and tear, condemnation and damage by fire or other casualty excepted, and otherwise as is required in Article 8. In addition, at such time Tenant shall remove all Hazardous Substances stored, or disposed of, or generated by Tenant in its use or operation of the Premises and all equipment and materials contaminated or affected by such Hazardous Substances in conformity with the Hazardous Substance laws.

8.7 Tenant’s Failure to Maintain. If Landlord gives Tenant written notice of the necessity of any repairs or replacements required to be made under Section 8.2 and Tenant fails to commence diligently to cure the same within twenty (20) days thereafter (except that no notice will be required in case of any emergency repair or replacement necessary to prevent substantial damage or deterioration), Landlord, at its option and in addition to any other remedies, may proceed to make such repairs or replacements and the expenses incurred by Landlord in connection therewith plus ten percent (10%) thereof for Landlord’s supervision, shall be due and payable from Tenant in accordance with Section 4.4 hereof, as Additional Rent; provided, that, Landlord’s making any such repairs or replacements shall not be deemed a waiver of Tenant’s default in failing to make the same.

ARTICLE 9. INSURANCE

9.1 Tenant’s Insurance. Tenant, at its own expense, shall provide and keep in force with companies which are rated A/XV or better by A.M. Best Company and licensed in the Commonwealth of Massachusetts: (a) combined single limit commercial general liability insurance insuring against liability for personal injury and property damage, including contractual liability, in the amount of $1,000,000.00 per occurrence/$1,000,000.00 annual aggregate limit; (b) “All Risk” or “Special Form” property insurance, including standard fire and extended coverage insurance, in amounts necessary to provide full replacement cost coverage, for Tenant’s Property, business personal property, machinery, electronic data and any Alterations in which Tenant has an insurable property interest, including, but not limited to, vandalism and malicious mischief and sprinkler leakage coverage, and, during any period that is conducted by Tenant at the Premises, “all risk” Builder’s Risk insurance, completed value, non-reporting form at any time that Tenant has commenced construction of any leasehold improvements or any Alterations; (c) business income insurance covering all risks required to be covered by the insurance provided in clause (b) above in an amount equal to 100% of the projected gross revenues from the operation of Tenant’s business for a period of at least twelve (12) months from the date of the casualty; (d) Workers’ Compensation Insurance in statutory limits as required by applicable law; and (e) any other insurance reasonably required by Landlord. At Landlord’s request, the amounts and kinds of insurance coverages described herein may be reasonably increased or expanded to reflect amounts and coverages then typically being carried for similar business operations in institutionally owned or financed properties.

Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

9.2 Delivery of Policies. Each such insurance policy shall: (a) be provided in form, substance and amounts (where not above stated) reasonably satisfactory to Landlord and to Landlord’s Mortgagee; (b) specifically include the liability assumed hereunder by Tenant (provided that the amount of such insurance shall not be construed to limit the liability of Tenant hereunder); (c) shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord; and (d) provide that Landlord shall receive thirty (30) days’ written notice from the insurer prior to any cancellation or material reduction of coverage (including material increases to deductibles). Tenant shall deliver policies of such insurance or certificates thereof to Landlord on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of expiring policies. All such insurance certificates shall provide that Landlord, its mortgagees, any ground lessors and Landlord’s managing agent shall each be named as an additional insured. Tenant’s compliance with the provisions of this Article 9 shall in no way limit Tenant’s liability under any of the other provisions of this Lease.

9.3 Increased Insurance Risk. Tenant shall not do or permit anything to be done, or keep or permit anything to be kept in the Premises, which would: (a) be in violation of any governmental law, regulation or requirement, (b) invalidate or be in conflict with the provision of any fire or other insurance policies covering the Building or any property located therein, (c) result in a refusal by fire insurance companies of good standing to insure the Building or any such property in amounts required by Landlord’s Mortgagee (as hereinafter defined) or reasonably satisfactory to Landlord, (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of any business operation being conducted in the Premises, or (e) cause any increase in the fire insurance rates applicable to the Property or property located therein at the beginning of the Term or at any time thereafter. In the event that any use of the Premises by Tenant increases such cost of insurance, Landlord shall give Tenant written notice of such increase and a reasonable opportunity to cure its use to prevent such increase; provided, however, if Tenant fails to do so, Tenant shall pay such increased cost to Landlord in accordance with Section 4.4 hereof. Acceptance of such payment shall not be construed as a consent by Landlord to Tenant’s such use, or limit Landlord’s remedies under this Lease.

9.4 Indemnity. Tenant shall defend with counsel reasonably acceptable to Landlord, indemnify and hold harmless Landlord, all employees, officers, directors, partners, members and shareholders of Landlord, Mortgagees of the Property and any other party having an interest therein from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or with respect to (a) any injury to or death of any person or damage to or loss of property in, on or about the Premises or the Property or connected with the use, condition or occupancy thereof by Tenant or any Tenant Party, (b) any breach or violation by Tenant of any of the terms, conditions or provisions of this Lease, (c) any act, omission, fault, willful misconduct, negligence or violation of applicable laws and regulations by Tenant or any Tenant Parties, (d) any construction or other work by Tenant on or about the Premises pursuant to Article 8 or otherwise; provided, however, Tenant’s indemnification obligations hereunder shall not apply to injury or damage to the extent arising from the negligence or willful act or omission of Landlord, or any of its officers, employees, agents or contractors.

9.5 Tenant’s Use and Occupancy. Tenant’s use and occupancy of the Premises and the Property and use by all Tenant Parties, and all Tenant’s and said parties’ furnishings, fixtures, equipment, improvements, materials, supplies, inventory, effects and property of every kind, nature and description which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be in, on or about the Premises, shall be at Tenant’s and said parties’ sole risk and hazard. Landlord shall not be liable to Tenant or any other party for injury to or death of any person or damage to or destruction of any property in, on or about the Premises, nor for any interruption in Tenant’s use of the Premises or the conduct of its business therein, nor for any other losses, damages, costs, expenses or liabilities whatsoever, including without limitation where caused by fire, water, explosion, collapse, the leakage or bursting of water, steam, or other pipes, any environmental or other condition in, on, or about the Premises, or any other event, occurrence, condition or cause. It is Tenant’s responsibility to maintain insurance against any such loss or casualty.

9.6 Waiver of Subrogation Rights.

9.6.1 Mutual Waiver. Landlord and Tenant hereby agree and hereby waive any and all rights of recovery against each other for loss or damage occurring to the Premises or the Property or any of Landlord’s or Tenant’s Property contained therein regardless of the cause of such loss or damage to the extent that the loss or damage is covered by the injured party’s insurance or the insurance the injured party is required to carry under this Lease, whichever is greater (without regard to any deductible provision in any policy). This waiver does not apply to claims caused by a party’s willful misconduct. This waiver also applies to each party’s directors, officers, employees, shareholders, and agents.

9.6.2 Insurance Policy Coverage. Each party will assure that its insurance permits waiver of liability and contains a waiver of subrogation. Each party shall secure an appropriate clause in, or an endorsement to, each insurance policy obtained by or required to be obtained by Landlord or Tenant, as the case may be, under this Lease, pursuant to which the insurance company: (a) waives any right of subrogation against Landlord or Tenant as the same may be applicable, or (b) permits Landlord or Tenant, prior to any loss to agree to waive any claim it might have against the other without invalidating the coverage under the insurance policy. If, at any time, the insurance carrier of either party refuses to write (and no other insurance carrier licensed in the Commonwealth of Massachusetts will write) insurance policies which consent to or permit such release of liability, then such party shall notify the other party and upon the giving of such notice, this Section shall be void and of no effect.

9.7 Landlord Indemnity. Landlord shall defend, indemnify and hold harmless Tenant and Tenant parties from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or with respect to: (a) any injury to or death of any person or damage to or loss of property in, on or about the Premises or Property arising out of or relating to the negligence or willful act or omission of Landlord, or any of its officers, employees, agents or contractors, or (b) any construction or other work performed by Landlord or any of its agents, contractors, employees, licensees or invitees at the Property; provided, however, Landlord’s obligations under this Section shall not apply to injury or damage to the extent caused by the negligence or willful act or omission of Tenant or Tenant Parties.

ARTICLE 10. CASUALTY

10.1 Damage or Destruction.

10.1.1 Landlord’s Repair Obligation. Tenant shall give prompt notice to Landlord of any damage by fire or other casualty (a “Casualty”) to the Premises or any portion thereof. During the thirty (30)-day period following the occurrence of a Casualty (the “Notice Period”), Landlord will notify Tenant of Landlord’s estimate of the period of time required to complete the restoration work. In the event that the Premises, or any part thereof, or access thereto, shall be so damaged or destroyed by fire or other insured Casualty that the Tenant shall not have reasonably convenient access to the Premises or any portion of the Premises shall thereby be otherwise rendered unfit for use and occupancy by the Tenant for the purposes set forth in Section 7.1, and if in the judgment of the Landlord the damage or destruction may be repaired within two hundred seventy (270) days with available insurance proceeds, then the Landlord shall so notify the Tenant and shall repair such damage or destruction as provided in Section 10.4 hereof with reasonable diligence, subject to the limitations, if any, of Laws. If in the judgment of the Landlord the Premises, or means of access thereto, cannot be repaired within two hundred seventy (270) days after the elapse of the Notice Period with available insurance proceeds, then either party shall have the right to terminate the term of this Lease by giving written notice of such termination to the other party within the period of thirty (30) to forty-five (45) days after the occurrence of the Casualty. If the reconstruction period estimated by Landlord is more than two hundred seventy (270) days and neither party terminates this Lease on account thereof, Landlord shall repair such damage or destruction as provided in Section 10.4 hereof with reasonable diligence subject to the limitations of any Laws and, in such case, the reconstruction period shall be the period so estimated by Landlord.

10.1.2 Failure to Complete Repairs; Rights of Termination. If Landlord is obligated, or elects to repair the damage to the Premises and fails to substantially complete the repairs within the period of time required or permitted by this Section 10.1 (as the same may be reasonably extended due to any delay caused by Force Majeure) (the “Reconstruction Period”), then the time for completion of repairs shall be extended by the period of such Force Majeure delay. Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord not later than ten (10) days following the end of the Reconstruction Period.

10.2 Abatement of Rent. Annual Base Rent and Additional Rent shall not be abated or suspended if, following any Casualty, Tenant shall continue to have reasonably convenient access to the Premises and the Premises are not rendered unfit for use and occupancy. If Tenant shall not have reasonably convenient access to the Premises or any portion of the Premises shall be otherwise rendered unfit for use and occupancy by the Tenant for the purposes set forth in Section 7.1 by reason of such Casualty, then Rent shall be equitably suspended or abated relative to the portion of the Premises that cannot be used by Tenant for any of its business operations, effective as of the date of the Casualty until Landlord has (a) substantially completed the repair of the Premises and the means of access thereto, and (b) has delivered notice thereof to Tenant.

10.3 Events of Termination. Notwithstanding the provisions of this Article 10, if, prior to or during the Term the Building shall be so damaged by Casualty that, in Landlord’s reasonable estimate, the cost to repair the damage will be more than twenty-five percent (25%) of the replacement value of the Building immediately prior to the occurrence of the Casualty (whether or not the Premises shall have been damaged or rendered untenantable), then, in any of such events, Landlord, may give to Tenant, within ninety (90) days after such Casualty, a thirty (30) days’ notice of the termination of this Lease and, in the event such notice is given, this Lease and the term shall terminate upon the expiration of such thirty (30) days with the same effect as if such date were the Expiration Date. If more than twenty-five percent (25%) of the gross rentable area of the Premises shall be wholly or substantially damaged or destroyed by Casualty at any time during the last six (6) months of the Term, either Landlord or Tenant may terminate this Lease by delivery of written notice of such termination to the other party within thirty (30) days after the occurrence of such damage.

10.4 Scope of Landlord’s Repairs. In the event Landlord elects or shall be obligated to repair or restore any damage or destruction to the Premises pursuant to this Article 10, Landlord shall not be obligated to restore or replace Tenant’s Property or Tenant’s Alterations or reconstruct Tenant’s initial tenant installations except the building standard improvements constructed by Landlord. No damages, compensation or claim shall be payable by the Landlord to Tenant, or any other person, by reason of inconvenience, loss of business or annoyance arising from any damage or destruction, or any repair thereof, as is referred to in this Article 10.

ARTICLE 11. CONDEMNATION

11.1 Entire Condemnation. In the event that the whole of the Premises shall be taken under the power of eminent domain or by any proceeding for taking for public or quasi-public use (a “Condemnation”), this Lease and the term and estate hereby granted shall automatically terminate as of the earlier of the date of the vesting of title or the date of dispossession of Tenant as a result of such taking.

11.2 Partial Condemnation.

11.2.1 Effect of Partial Condemnation. In the event that only a part of the Premises shall be taken by Condemnation and the remaining Premises are suitable for general office use without material interference with Tenant’s business operations and Tenant shall have reasonable, convenient access to and from the Premises, the Term shall expire as to that portion of the Premises condemned effective as of the date of the vesting of title in the condemning authority, and this Lease shall continue in full force and effect as to the part of the Premises not so taken. In the event of a partial Condemnation of the Premises which results in a lack of reasonable, convenient access to and from the Premises or which results in insufficient space for Tenant to carry on its business without material interference with its business, Tenant shall have the right to terminate this Lease if Landlord cannot relocate Tenant to comparable space elsewhere in the Building following the effective date of the Condemnation.

11.2.2 Landlord’s Option to Terminate. In the event that a part of the Property shall be subject to Condemnation (whether or not the Premises are affected), Landlord may, at its option, terminate this Lease as of the date of such vesting of title, by notifying Tenant in writing of such termination within ninety (90) days following the date on which Landlord shall have received notice of the vesting of title in the condemning authority if in Landlord’s reasonable opinion: (a) a substantial alteration or reconstruction of the Property (or any portion thereof) shall be necessary or appropriate, or (b) the portion of the Property so condemned has the effect of rendering the remainder of the Property uneconomic to maintain.

11.2.3 Landlord’s Repair Obligations. In the event that this Lease is not terminated in accordance with Subsection 11.2.2 hereof, Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to the Building in which the Premises are located so as to constitute the remaining Premises a complete architectural unit to the extent feasible and permitted by applicable law, but Landlord shall not be required to spend for such work an amount in excess of the amount received by Landlord as damages for the part of the Premises so taken. “Amount received by Landlord” shall mean that part of the award in condemnation which is free and clear to Landlord of any collection by Mortgagees and after payment of all costs involved in collection, including but not limited to attorney’s fees. Tenant, at its own cost and expense shall, restore its exterior signs (excluding the signage provided by Landlord under Section 7.7 above), trade fixtures, equipment, furniture, furnishings and other installations of personalty of Tenant which are not taken to as near its former condition as the circumstances will permit. In the event of a partial taking, all provisions of this Lease shall remain in full force and effect.

11.3 Temporary Taking. If there is a taking of the Premises for temporary use arising out of a temporary emergency or other temporary situation, this Lease shall continue in full force and effect, and Tenant shall continue to comply with Tenant’s obligations under this Lease, except to the extent compliance shall be rendered impossible or impracticable by reason of the taking, and Tenant shall be entitled to the award for its leasehold interest.

11.4 Condemnation Awards. Except as provided in the preceding Section 11.3, Landlord shall be entitled to the entire award in any condemnation proceeding or other proceeding for taking for public or quasi-public use, including, without limitation, any award made for the value of the leasehold estate created by this Lease. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award that may be made in such condemnation or other taking, together with any and all rights of Tenant now or hereafter arising in or to same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant specifically for its relocation expenses or the taking of Tenant’s Property provided that such award does not diminish or reduce the amount of the award payable to Landlord.

11.5 Proration. In the event of a partial condemnation or other taking that does not result in a termination of this Lease as to the entire Premises, then the Annual Base Rent and Tenant’s Share shall be adjusted in proportion to that portion of the Premises taken by such condemnation or other taking.

ARTICLE 12. ASSIGNMENT AND SUBLETTING

12.1 Transfers.

12.1.1 Landlord’s Consent. Subject to operation of Section 12.1.5 and 12.1.6 below, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed as further described below: (a) except in connection with a mortgage or collateral assignment to a bona fide third party lender, assign or otherwise transfer this Lease or its direct interest herein, whether by operation of law or otherwise, (b) sublet the Premises or any part thereof, or (c) permit the use of the Premises by any Persons other than Tenant and its employees, invitees, guests and agents. The foregoing restricted actions are referred to herein collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”.    As used in this Lease, the term “Person” means an individual, trust, partnership, limited liability company, joint venture, association, corporation and any other entity. Tenant agrees to reimburse Landlord upon written demand for legal fees and any other reasonable expenses and costs incurred by Landlord in connection with any proposed assignment or subletting or other Transfer.

12.1.2 Certain Transfers. For purposes of this Lease, the term “Transfer” shall also include, and all of the foregoing provisions shall apply to (a) the dissolution of Tenant, or (b) the sale or other transfer of more than an aggregate of 50% of Tenant’s net assets to the extent that, upon the consummation of such transaction, Tenant’s net worth is materially adversely impaired relative to its net worth immediately prior to the consummation of such transaction.

12.1.3 Transfer Notice. If Tenant shall desire to effect any Transfer requiring Landlord’s consent hereunder, Tenant shall notify Landlord in writing, which notice (a “Transfer Notice”) shall include: (a) the proposed effective date (which shall not be less than thirty (30) nor more than 180 days after Tenant’s notice), (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name, address and background information concerning the proposed Transferee, and a true and complete copy of all proposed Transfer documentation, and (d) financial statements (balance sheets and income/expense statements for the current and prior three (3) years) of the proposed Transferee, in form and detail reasonably satisfactory to Landlord, certified by an officer, partner or owner of the Transferee, and any other information to enable Landlord to determine the financial condition, credit, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Landlord shall respond to Tenant’s notice of a proposed Transfer within thirty (30) days following Tenant’s submission to Landlord of completed notice therefor in compliance with the foregoing provisions of this Section 12.1). Any Transfer made without complying with this Article shall at Landlord’s option be null, void and of no effect, or shall constitute an Event of Default under this Lease.

12.1.4 Approval. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (a) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality or nature of the Premises or the Property, or would be a significantly less prestigious occupant of the Premises than Tenant, (b) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, (c) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes, would result in more than a reasonable number of occupants, or would require increased services by Landlord, (d) the Transferee is a government (or agency or instrumentality thereof), (e) the proposed Transferee does not have, in Landlord’s sole good faith determination, satisfactory references or a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, (f) the proposed Transfer involves conversion, merger or consolidation of Tenant into a limited liability company or limited liability partnership which would have the legal effect of releasing Tenant from any obligations under this Lease, (g) the proposed Transfer would cause Landlord to be in violation of any applicable Laws or any other lease, Mortgage or agreement to which Landlord is a party, or would create adverse tax consequences for Landlord, or (h) Tenant has committed and failed to cure a an Event of Default.

12.1.5 Permitted Assignments. Notwithstanding the foregoing or anything contained herein, Landlord’s consent to an assignment or transfer of this Lease (whether directly or indirectly), or a subletting of any portion of the Premises, to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required.    In addition, to the extent otherwise prohibited by this Lease, Tenant shall have the right to assign this Lease, upon prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant, provided that (i) the net worth (as determined in accordance with GAAP) of the assignee is not less than the greater of the net worth (as determined in accordance with GAAP) of Tenant immediately prior to the effectiveness of such assignment or transfer, and (ii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.” For any Transfer that is effected as a Permitted Assignment without Landlord’s consent, Tenant shall provide Landlord with a Transfer Notice substantiating the basis for such Permitted Assignment. Tenant shall pay all costs reasonably incurred by Landlord in connection with any such Permitted Assignments, including attorney’s fees.

12.1.6 Change in Control. Notwithstanding anything to the contrary contained herein, the term “Transfer” shall exclude (and no consent of Landlord shall be required for) any change in control of Tenant resulting from Tenant obtaining financing from investors which invest in private companies or undergoing a public offering which results in a change in control of Tenant (including venture capital and/or private equity funding and/or funding from corporate partners), lenders, or other debt, equity, or other financing providers; provided that (i) in no event shall such financing result in a change in use of the Premises as permitted in this Lease, and (ii) Tenant shall pay all costs reasonably incurred by Landlord in connection with its review of such transactions and change in control, including attorney’s fees.

12.2 Landlord’s Options; Recapture. Excluding Permitted Assignments pursuant to Section 12.1.5 above, those Transfers expressly permitted above, and any sublease for a duration of less than substantially all of the remaining Term of the Lease or for less than substantially all of the Premises, Landlord shall have the option, exercisable by written notice delivered to Tenant within thirty (30) days after Landlord’s receipt of a Transfer Notice accompanied by the other information described in Section 12.1, to: (a) permit or disapprove the Transfer in accordance with the requirements above; or (b) recapture the Subject Space, and in the case of a Transfer affecting less than all of the Premises, amend this Lease to terminate the same with respect to the Subject Space (the “Recaptured Portion”). If Landlord approves of the proposed Transfer as set forth above, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following conditions: (i) the Transfer shall be on the same terms set forth in the Transfer Notice, and (ii) no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument effecting the Transfer (in the form approved by Landlord) has been delivered to Landlord pursuant to which the Transferee shall expressly assume all of Tenant’s obligations under this Lease.

If Tenant has requested to Transfer the entirety of the Premises and Landlord’s notice provides for the recapture of the entire Premises, then this Lease shall be deemed terminated effective as of the date stated in Tenant’s notice as the effective date of Tenant’s proposed Transfer and, upon the request of either party, the parties shall execute written confirmation of the same. If, however, Tenant has requested to Transfer only a portion of the Premises and Landlord’s notice shall provide for the recapture of only the Recaptured Portion, then (A) this Lease shall be deemed amended so as to terminate this Lease as to the Recaptured Portion effective as of the date stated in Tenant’s notice as the effective date of Tenant’s proposed Transfer, (B) notwithstanding anything in this Lease to the contrary, the Rent herein (and Tenant’s parking allocation) shall be prorated on the basis of the number of rentable square feet retained by Tenant following the recapture in proportion to the number of rentable square feet contained in the Premises prior to the recapture, (C) this Lease as so amended shall continue thereafter in full force and effect, and (D) upon request of either party the parties shall execute written confirmation of the same. Tenant shall surrender and vacate the entire Premises or the Recaptured Portion, as applicable, when required hereunder in accordance with Section 8.6 and any failure to do so shall be subject to Section 2.2, provided, that, in the case of Landlord’s recapture of a Recaptured Portion, Tenant shall be responsible for the payment and performance of the alterations necessary to segregate the Recaptured Portion from the balance of the Premises in compliance with applicable building codes, including construction of a demising wall and adequate separation of building HVAC and utility systems from the remaining Tenant space in accordance with applicable Laws.

12.3 Terms of Consent. If Landlord consents to a Transfer: (a) the terms and conditions of this Lease, including Tenant’s primary liability for the Subject Space, shall in no way be deemed to have been waived or modified, (b) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (c) no Transferee shall succeed to any rights provided in this Lease or any amendment hereto to terminate this Lease (in whole or in part), to extend the Term of this Lease, to expand the Premises, or to lease other space, any such rights being deemed personal to the initial Tenant, (d) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (e) Tenant shall furnish a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer (or the person serving in the most comparable role), setting forth in detail the computation of any “Transfer Profit” (as defined below) that Tenant has derived and shall derive from such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant and any Transferee relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Profit respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand pay the deficiency, and if understated by more than two percent (2%) Tenant shall pay Landlord’s costs of such audit. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (i) deem such sublease as merged and canceled and repossess the Subject Space by any lawful means, or (ii) deem such termination as an assignment of such sublease to Landlord and not as a merger, and require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If an Event of Default occurs under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease).

12.4 No Release. Unless expressly stated to the contrary therein, Landlord’s consent to a Transfer shall not release Tenant of Tenant’s obligations under this Lease and this Lease and all of the obligations of Tenant under this Lease shall continue in full force and effect as the obligations of a principal (and not as the obligations of a guarantor or surety). No acceptance of Rent by Landlord from or recognition in any way of the occupancy of the Premises by a Transferee shall be deemed a consent to such Transfer, or a release of Tenant from direct and primary liability for the further performance of Tenant’s covenants hereunder. The consent by Landlord to a particular Transfer shall not relieve Tenant from the requirement of obtaining the consent of Landlord to any further Transfer. Each violation of any of the covenants, agreements, terms or conditions of this Lease, whether by act or omission, by any of Tenant’s permitted Transferees, shall constitute a violation thereof by Tenant. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, to the extent Tenant has not been released therefrom, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor.

12.5 Additional Conditions. Tenant shall not offer to make, or enter into negotiations with respect to any Transfer to: (a) any tenant of the Building (or any affiliate of such tenant) that is a tenant in the Building unless there is no competing space then available for leases therein; (b) any bona fide prospective tenant to whom Landlord has submitted a leasing proposal or with whom Landlord is then negotiating with respect to other space in the Building; or (c) any party which would be of such type, character, or condition as to be inappropriate as a tenant for the Building. Upon delivery of written notice by Landlord to Tenant that Tenant is engaging in any such prohibited activity, Tenant shall cease such prohibited actions. It shall not be unreasonable for Landlord to disapprove any proposed Transfer to any of the foregoing entities. Landlord shall not be deemed to unreasonably withhold its consent to any proposed assignment or sublease if such Transfer, in Landlord’s reasonable determination, is at a full-service rate which is less than Landlord’s current rate in the Building for new tenants, and would compete with similar space either being offered by Landlord in the Building.

12.6 Transfer Profit. If Landlord consents to a Transfer, as a condition thereto, which the parties hereby agree is reasonable, Tenant shall pay to Landlord, as Additional Rent, one half (1/2) of any Transfer Profit collected by Tenant from such Transfer. “Transfer Profit” shall mean for a lease assignment, all consideration paid or payable therefor. “Transfer Profit” shall mean, for a sublease, all rent, additional rent or other consideration paid by such Transferee in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred). Transfer Profit shall also include any bonus amount paid by Transferee to Tenant, and any payment in excess of the fair market value for services rendered by Tenant to Transferee or in excess of Tenant’s depreciated tax basis for assets, fixtures, inventory, equipment or furniture transferred by Tenant to Transferee. In determining Transfer Profit, Tenant shall be permitted to deduct any “free rent”, tenant improvement costs, and reasonable legal and brokerage costs actually paid by Tenant to third parties unaffiliated with Tenant in connection with the particular Transfer, which costs shall have been documented to Landlord’s reasonable satisfaction (which costs shall be amortized on a straight-line basis over the term of the Transfer). Tenant shall pay such portion of the Transfer Profit to Landlord on a monthly basis within ten (10) days after receipt thereof, without affecting or reducing any other obligations of Tenant hereunder. Tenant shall send each such payment with a detailed statement. Landlord shall have the right to audit Tenant’s books and records to verify the accuracy of Tenant’s statement.

ARTICLE 13. DEFAULTS AND REMEDIES

13.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (each an “Event of Default”) hereunder:

13.1.1 Nonpayment of Annual Base Rent or Additional Rent. Tenant shall fail to pay any installment of Annual Base Rent or the Additional Rent payable under Article 5 hereof, upon the date when said payment is due; provided, however, Landlord shall furnish Tenant with written notice of such failure and permit Tenant a five (5)-day period to cure such failure.

13.1.2 Other Lease Payments. Except with respect to those payments identified in Section 13.1 above, Tenant shall fail to pay any other amount, deposit, reimbursement or sum, due and payable hereunder within thirty (30) days following Landlord’s delivery of its invoice therefor.

13.1.3 Certain Obligations. Tenant shall fail to perform, observe or comply with any of the covenants, agreements or obligations contained in Section 4.6 (“Security Deposit”), Section 7.5 (“No Liens”), Section 9.2 (“Delivery of Policies”), Article 12 (“Assignment and Subletting”) or Article 14 (“Subordination, Attornment; and Rights of Mortgage Holders”) of this Lease within the time periods set forth therein.

13.1.4 Other Obligations. Tenant shall fail to perform any covenant, agreement or obligation under this Lease other than those matters specified in Section 13.1.1 and 13.1.2, and such failure continues for thirty (30) days after written notice by Landlord to Tenant of such failure; provided, however, that if the nature of Tenant’s obligation is such that more than thirty (30) days are required for performance, then Tenant shall not be in default if Tenant commences performance within such thirty (30)-day period and thereafter diligently and continuously prosecutes the same to completion within ninety (90) days following the date of Landlord’s written notice with respect to such failure.

13.1.5 Assignment; Receivership; Attachment. Tenant shall make any arrangement or general assignment for the benefit of creditors; or a receiver, trustee or liquidator shall be appointed for Tenant or for any substantial part of its assets, or properties, or Tenant’s interest in this Lease; or there shall be an attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease.

13.1.6 Bankruptcy. The admission by Tenant or Tenant’s guarantor (if any) in writing of its inability to pay its debts as they become due; Tenant or Tenant’s guarantor (if any) shall file a petition in bankruptcy seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; the filing of a petition in bankruptcy against Tenant or Tenant’s guarantor (if any) seeking any involuntary reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation by any of Tenant’s creditors or such guarantor’s creditors, and such petition shall not have been vacated within thirty (30) days; or Tenant shall be adjudicated bankrupt or insolvent under any present or future statute, law, regulation, under state or federal law, and such judgment or decree is not vacated or set aside within thirty (30) days.

13.2 Remedies. If an Event of Default occurs, Landlord shall have the following rights and remedies, in addition to any and all other rights or remedies available to Landlord in law or equity:

13.2.1 Notice to Quit. Landlord shall have the right to deliver written notice to Tenant to quit possession and occupancy of the Premises and to declare the Lease terminated. Upon Landlord’s termination of this Lease, Tenant shall quit and peaceably surrender the Premises, and all portions thereof, to Landlord, and Landlord shall have the right to receive all rental and other income of and from the same.

13.2.2 Right of Re-Entry. Landlord shall have the right, with or without terminating this Lease, to re-enter the Premises and take possession thereof by summary proceeding, eviction, ejectment or otherwise and may dispossess all other persons and property from the Premises. Tenant’s property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Subsection 13.2.2 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Tenant thereby waives all statutory rights, including without limitation the right to a notice to quit, notice before exercise of any prejudgment remedy, and any rights of redemption, all to the extent such rights may be lawfully waived.

13.2.3 Recovery of Rent and Damages. Landlord shall have the right to recover from Tenant all loss of Rent and other payments that Landlord may incur by reason of termination of the Lease, including, without limitation: (a) all Rent and other sums due and payable by Tenant as of the date of termination; (b) all Rent that would otherwise be payable for the remainder of the Term in accordance with the terms of this Lease; (c) the costs of collecting amounts due from Tenant under the Lease and the costs of recovering possession of the Premises (including attorney’s fees and litigation costs); and (d) all Landlord’s other direct damages and reasonable expenditures arising from the termination of the Lease. Tenant shall reimburse Landlord for all such items, and the same shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

13.2.4 Acceleration of Future Rentals. Following termination of this Lease, Landlord, at its election, may demand to be indemnified for its loss of Rent (with respect to the period following such termination) by a lump sum payment representing the then present value of the amount of Rent that would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the Rent payable hereunder) estimated as of the date of termination, and taking into account Landlord’s reasonable projections of vacancy and time required to re-lease the Premises. Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, such amount as final damages for Tenant’s default with respect to the Rents payable for the remainder of the Term as described above. In the computation of present value, the Federal Reserve discount rate (or equivalent) shall be employed.

13.2.5 Rents Due After Re-Entry by Landlord. If Landlord re-enters or otherwise takes possession of the Premises without terminating this Lease (but terminating only Tenant’s right of possession in the Premises), then the Lease and Tenant’s liabilities and obligations thereunder shall survive such action. In the event of any such termination of Tenant’s right of possession, whether or not the Premises, or any portion thereof, shall have been relet, Tenant shall pay the Landlord a sum equal to the Rent and any other charges required to be paid by Tenant up to the time of such termination of such right of possession and thereafter Tenant, until the end of the Term, shall be liable to Landlord for and shall pay to Landlord: (a) the equivalent of the amount of the Rent payable under this Lease, less (b) the net proceeds of any reletting effected pursuant to the provisions hereof after deducting all of Landlord’s Reletting Expenses. Tenant shall pay such amounts in accordance with the terms of this Subsection 13.2.5 as set forth in a written statement thereof from Landlord to Tenant (the “Deficiency”) to Landlord in monthly installments on the days on which the Annual Base Rent is payable under this Lease, and Landlord shall be entitled to recover from Tenant each monthly installment of the Deficiency as the same shall arise. Tenant shall also pay to Landlord upon demand the costs incurred by Landlord in curing Tenant’s defaults existing at or prior to the date of such termination, the cost of recovering possession of the Premises and the Reletting Expenses. Tenant agrees that Landlord may file suit to recover any sums that become due under the terms of this Section from time to time, and all reasonable costs and expenses of Landlord, including attorneys’ fees and costs incurred in connection with such suits shall be payable by Tenant on demand.

13.2.6 Certain Terms Defined. For purposes of this Subsection 13.2.6, “Reletting Alterations” shall mean all repairs, changes, improvements, alterations or additions made by Landlord in or to the Premises to the extent deemed reasonably necessary by Landlord to prepare the Premises for the re-leasing following an Event of Default; and “Reletting Expenses” shall mean the reasonable expenses paid or incurred by Landlord in connection with any re-leasing of the Premises following an Event of Default, including, without limitation, marketing expenses, brokerage commissions, attorneys’ fees, the costs of Reletting Alterations, tenant allowances and other economic concessions provided to the new tenant.

13.3 Landlord’s Right to Cure Defaults. If an Event of Default occurs or Landlord reasonably determines that an emergency exists following Tenant’s failure to perform or comply with any of its obligations under this Lease, the Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the reasonable expense of the Tenant. If the Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorney’s fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligation incurred and costs, shall be paid upon demand to the Landlord by the Tenant as Additional Rent pursuant to Section 4.4 hereof and if not so paid with interest from its due date until paid at the lesser of eighteen percent (18%) per annum or the maximum legal rate that Landlord may charge Tenant.

13.4 Disposition of Tenant’s Property. In addition to Landlord’s rights under Section 8.4 hereof, Landlord shall have the right to handle, remove, discard or store in a commercial warehouse or otherwise, at Tenant’s sole risk and expense, any of Tenant’s Property that is not removed by Tenant at the end of the Term. Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such property so long as the same shall be in Landlord’s possession or under Landlord’s control.

13.5 Reletting; Mitigation of Damages. In connection with any reletting of the Premises following an Event of Default, Landlord shall be entitled to grant such rental and economic concessions and other incentives as may be customary for similar space in Middlesex County, Massachusetts. Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting or do any act or exercise any care or diligence with respect to such reletting; provided, however, that notwithstanding anything in this Lease to the contrary, in connection with any reletting or Landlord’s exercise of any other rights or remedies permitted hereunder, Landlord shall use reasonable efforts to mitigate its damages.

13.6 No Accord and Satisfaction. Landlord may collect and receive any rent due from Tenant, and the payment thereof shall not constitute a waiver of or affect any notice or demand given, suit instituted or judgment obtained by Landlord, or be held to waive, affect, change, modify or alter the rights or remedies that Landlord has against Tenant in equity, at law, or by virtue of this Lease. No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement on any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to (a) recover the remaining balance of such unpaid rent, or (b) pursue any other remedy provided in this Lease.

13.7 Tenant’s Bankruptcy.

13.7.1 Insolvency. If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Bankruptcy Law”), Tenant, Tenant as debtor-in-possession, and any trustee or received of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 12, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Bankruptcy Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

(a) Such Bankruptcy Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease;

(b) Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ Rent and other monetary charges accruing under this Lease; and (b) any sum specified in Section 4.6; and shall have provided Landlord with adequate other assurances of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of the Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth, liquid assets and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease;

(c) The assumption or any contemplated assignment of this Lease or subleasing of any part of the Premises, as shall be the case, will not breach any provisions in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound;

(d) Landlord shall have, or would have had absent the Bankruptcy Law, no right under Article 12 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

13.7.2 No Limitation on Claim. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in proceeding for bankruptcy, insolvency, arrangement or reorganization by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater, equal to or less than the amount of the loss or damage that Landlord has suffered.

13.8 Arbitration. Any dispute arising out of or relating to Article 5 of this Lease (with respect to the issues expressly stated therein) shall be submitted to and determined in binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted before and by a single arbitrator selected by the parties who shall have a minimum of ten (10) years of experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant. If the parties have not selected an arbitrator within thirty (30) days of written demand for arbitration, the arbitrator shall be selected by the American Arbitration Association pursuant to the then current rules of that Association on application by either party. The arbitrator shall have authority to fashion such just, equitable and legal relief as such arbitrator, in such arbitrator’s sole discretion, may determine; provided, however, the arbitrator shall not be authorized to award consequential, special, indirect or punitive damages. The parties agree that the arbitration hearing shall be held within thirty (30) business days following notification to the parties of the appointment of such arbitrator, and that the arbitration proceedings shall be concluded within thirty (30) business days following the first scheduled arbitration hearing. At the arbitration hearing each party shall present its position (including the right to present witness testimony) and rebuttal within the time period established by the arbitrator (which shall be the same for both parties). Each party shall bear all its own expenses of arbitration and shall bear equally the costs and expenses of the arbitrator. All arbitration proceedings shall be conducted in the City of Boston, Commonwealth of Massachusetts. The arbitrator’s decision shall be final and binding on the parties. Landlord and Tenant further agree that they will faithfully observe this Lease and rules, and that they will abide by and perform any award rendered by the arbitrator and that a judgment of the court having jurisdiction may be entered upon the award. The duty to arbitrate shall survive the cancellation or termination of this Lease.

13.9 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY SUMMARY PROCESS, EVICTION OR OTHER STATUTORY REMEDY WITH RESPECT THERETO. EACH PARTY HAS BEEN REPRESENTED BY, AND HAS RECEIVED THE ADVICE OF, LEGAL COUNSEL WITH RESPECT TO THIS WAIVER.

ARTICLE 14. SUBORDINATION; ATTORNMENT; AND RIGHTS OF MORTGAGE HOLDERS

14.1 Subordination; Attornment.

14.1.1 Subordination. Tenant acknowledges that Landlord is now, or may be in the future, a tenant under a lease of the Land and/or entire Property of which the Premises forms a part. This Lease is and shall be, at Landlord’s option, subject and subordinate to all ground or underlying leases (each, a “Superior Lease”) and to all mortgages, deeds of trust or liens resulting from any other method of financing or refinancing which now or hereafter affects such leases or the real property of which the Premises forms a part and to all renewals, modifications, consolidations, replacements and extensions thereof (each, a “Mortgage”). The holder of a Mortgage is sometimes referred to herein as a “Mortgagee”. This Section shall be self-operative and no further instrument of subordination shall be necessary. In confirmation of such subordination, Tenant shall execute promptly any certificate that Landlord may reasonably request.

14.1.2 Attornment. In the event that any Superior Lease is terminated, or any Mortgage is foreclosed or title transferred as a result of a deed-in-lieu of foreclosure, this Lease shall not terminate or be terminable by Tenant unless Tenant is specifically named in any termination or foreclosure judgment or final order, and Tenant shall attorn to any such successor lessor and recognize such lessor as Landlord under this Lease. In the event of a sale or assignment of Landlord’s interest in the Property of which the Premises forms a part, Tenant shall attorn to the purchaser and recognize such purchaser as Landlord under this Lease. In the event that any Mortgagee shall succeed to the interest of Landlord, whether by judicial or non-judicial foreclosure or otherwise, at the election of such Mortgagee, Tenant shall attorn to any such successor landlord and recognize such landlord as Landlord under this Lease and Tenant shall promptly execute and deliver any instrument that such Mortgagee may reasonably request to evidence such attornment. In the event that any Superior Lease is terminated or any Mortgage is foreclosed or the Property is transferred by deed-in-lieu of foreclosure, Tenant agrees, at Landlord’s, master landlord’s, trustee’s or Mortgagee’s option, to enter into a new lease covering the Premises for the remaining Term and otherwise on the same terms, conditions and rentals as herein contained.

14.1.3 Rights of Mortgagees. Notwithstanding anything contained in this Lease to the contrary, if any Mortgagee elects to have this Lease made superior to its Mortgage, then, upon Tenant being notified to that effect by such Mortgagee, this Lease shall be deemed prior to the lien of said Mortgage, whether this Lease is executed prior to or subsequent to the date of said Mortgage. With respect to any future Mortgages resulting from any other method of financing or refinancing or any future ground or underlying leases hereafter affecting the Lease or the Property of which the Premises forms a part, Tenant’s agreements in Section 14.1.1 are subject to Tenant’s receipt from the future Mortgagee (or other superior interest holder) a subordination, non-disturbance and attornment agreement (“SNDA”) on Mortgagee’s then standard form; which shall include Mortgagee’s agreement that following its acquisition of title to the Property (whether by foreclosure, deed-in-lieu of foreclosure or otherwise) it will recognize this Lease and agree that Tenant will be permitted to remain in undisturbed possession, use and occupancy of the Premises (as long as Tenant is not in default under the terms and conditions of this Lease after written notice by Landlord and the expiration of any applicable grace and cure periods).

14.1.4 SNDA from Current Mortgagee. Upon Tenant’s written request following the full execution of this Lease, and at Tenant’s expense, Landlord shall use good faith efforts to obtain from the holder of any Mortgage, an SNDA, which shall be on such Mortgagee’s standard form. In the interest of clarity, the Lease shall not be contingent upon Landlord obtaining an SNDA.

14.2 Limitation of Mortgagees’ Liability. Notwithstanding any other provision of this Lease to the contrary, no holder of any such Mortgage shall be obligated to perform or liable in damages for failure to perform any of Landlord’s obligations under this Lease unless and until such holder shall foreclose such mortgage or otherwise acquire title to the Property, and then shall only be liable for Landlord’s obligations arising or accruing after such foreclosure or acquisition of title. No such holder shall ever be obligated to perform or be liable in damages for any of Landlord’s obligations arising or accruing before such foreclosure or acquisition of title. Such holder’s obligations and liabilities shall in any event be subject to, and holder shall have the benefit of, Section 16.16 hereof. Tenant shall never pay the Annual Base Rent, Additional Rent or any other charge more than ten (10) days prior to the due date thereof, and any payments made by Tenant in violation of this provision shall be a nullity as to such holder, and Tenant shall remain liable to such holder therefor. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 14.2.

14.3 Estoppel Certificates. Tenant shall at any time, and from time to time, upon not less than five (5) business days prior written notice from Landlord execute, acknowledge and deliver to Landlord, to any prospective purchaser, or Mortgagee, a written certificate of Tenant in form satisfactory to Landlord: (a) ratifying this Lease; (b) expressing the Commencement Date and Expiration Date hereof; and (c) certifying (i) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writings as shall be stated); (ii) that all conditions under this Lease to be performed by each party have been satisfied; (iii) that there are no defenses or offsets against the enforcement of this Lease by Tenant or Landlord as the case may be, or stating those claimed by such party; (iv) the amount of advance rental, if any, (or none if such is the case) paid by Tenant; (v) the date to which rental has been paid; and (vi) the amount of security deposited with Landlord. It is intended that any such certificate of Tenant delivered pursuant to this Section 14.3 may be relied upon by Landlord and any prospective purchaser or the Mortgagee of any part of the Property.

14.4 Quiet Enjoyment. Upon Tenant paying the Annual Base Rent and Additional Rent and performing all of Tenant’s obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities lawfully claiming by or through Landlord; subject, however, to the provisions of this Lease and to the rights of Landlord’s Mortgagee.

14.5 Mortgagee Approval. Landlord and Tenant hereby agree that this Lease is subject to the review and approval of Landlord’s Mortgagee in accordance with the terms of the mortgage loan documents executed by Landlord in connection with its financing of the Property. Landlord shall submit this Lease to its Mortgagee promptly upon Tenant’s execution and delivery of this Lease to Landlord, and Landlord shall promptly advise Tenant of its Mortgagee’s decision.

ARTICLE 15. NOTICES

15.1 Manner of Notice.

15.1.1 Notices; Addresses. All notices, demands and other communications (“notices”) permitted or required to be given under this Lease shall be in writing and sent by personal service, telecopy transmission (if a copy thereof is also sent on the same day by a nationally recognized overnight courier service), certified mail (postage prepaid) return receipt requested or by a nationally recognized overnight courier service to the following addresses or to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Section 15.1:

If to Tenant:	Alzheon, Inc.
(prior to	11 Blossom Circle
Commencement	Natick, MA 01760
Date)
If to Tenant (after:	Alzheon, Inc.
Commencement	111 Speen Street
Date)	Framingham, MA 01701
Attn: Michael Aceti
If to Landlord:	111 MPA LLC
c/o Marcus Partners, Inc. 260 Franklin Street, Suite 620
Boston, MA 02110

If to Landlord:	111 MPA LLC
c/o Marcus Partners, Inc. 260 Franklin Street, Suite 620
Boston, MA 02110
Attention: David Hooke

With copies to:	Ford & Paulekas, LLP
280 Trumbull Street
Hartford, CT 06013
Attention: Paul W. Ford, Esq.

15.1.2 Delivery. Notices shall be deemed to have been given (a) when hand delivered (provided that delivery shall be evidenced by a receipt executed by or on behalf of the addressee if delivered by personal service) if personal service is used, (b) on the date of transmission if sent before 4:00 p.m. (Hartford time) on a business day when telecopy transmission is used, (c) the sooner of the date of receipt or the date that is three (3) days after the date of mailing thereof if sent by postage pre-paid registered or certified mail, return receipt requested, and (d) one (1) day after being sent by Federal Express or other reputable overnight courier service (with delivery evidenced by written receipt) if overnight courier service is used.

ARTICLE 16. MISCELLANEOUS

16.1 Brokers. Tenant represents and warrants that it has dealt with no broker or other party entitled to a commission or broker’s fee in connection with this Lease other than CBRE NE and Transwestern RBJ (the “Brokers”) and representatives of Landlord or Landlord’s managing agent, and hereby agrees to indemnify Landlord for any other claims for commissions or broker’s fees by any parties other than the Brokers and representatives of Landlord or Landlord’s managing agent based on dealing with Tenant in connection with this Lease. Landlord shall pay the Brokers’ fees in connection with this Lease pursuant to a separate agreement between Landlord and the Brokers.

16.2 Delivery of Lease. The submission by Landlord of this Lease shall not be construed as an offer to lease. Landlord shall be bound only upon the execution of this Lease by an authorized officer of Landlord and the delivery of such executed Lease to Tenant. Tenant hereby waives and is estopped from asserting any rights with respect to the Premises or against Landlord which may arise from any alleged oral agreement; oral lease; any acts or expenditures (including without limitation the return of this Lease to Landlord executed by Tenant and the payment of any sums on account hereof) or series of same taken or made by Tenant in reliance on the anticipated execution hereof by Landlord; or any letter from Landlord or its attorneys sent prior to the execution and delivery hereof by Landlord as aforesaid; it being expressly understood and agreed that Tenant shall under no circumstances have any such rights until said execution and delivery hereof by Landlord.

16.3 Tenant’s Authority. Tenant hereby represents and warrants that (a) Tenant is a duly authorized and existing entity, that (b) Tenant is duly qualified to do business in the state in which the Building is located, that (c) Tenant has full right and authority to enter into and perform its obligations under this Lease, (d) each person signing on behalf of Tenant were duly authorized to do so by all requisite actions and no other signatures are necessary, and (e) upon execution and delivery, shall constitute the legal, valid and binding obligations of Tenant enforceable against Tenant in accordance with its terms. If requested by Landlord, Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by members or partners (as applicable), or other reasonably requested documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.

16.4 Headings; Terms Generally. The captions preceding the articles of this Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provision of this Lease. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Lease in its entirety and not to any particular provision hereof, (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Lease, (d) all references to the word “person” shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association, and (e) any reference herein to any person shall be construed to include such person’s successors and assigns.

16.5 Building Name. The Building and the Property may be known by such name as Landlord, in its sole discretion, may elect, and Landlord shall have the right from time to time to change such designation or name without Tenant’s consent upon prior written notice to Tenant.

16.6 Modifications. Neither this Lease nor any term or provision hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought. Any right to change, waive, discharge, alter, modify, or terminate this Lease shall be subject to the prior express written consent of Landlord’s Mortgagee.

16.7 Severability. If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the full extent permitted by law.

16.8 Entire Agreement. Landlord’s employees, representatives and agents have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall be effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease, including the Exhibits hereto, which are made part of this Lease, contain the entire agreement of the parties and all prior negotiations and agreements are merged herein. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building or this Lease except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

16.9 No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the leasehold Premises or any interest in such fee estate.

16.10 Easements. Landlord reserves the right, from time to time, to grant easements and rights, make dedications, agree to restrictions and record maps affecting the Property as Landlord may deem necessary or desirable, so long as such easements, rights, dedications, restrictions, and maps do not unreasonably interfere with the use of the Premises by Tenant; and this Lease shall be subordinate to such instruments.

16.11 Bind and Inure. The terms, provisions, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and, except as otherwise provided herein, their respective heirs, legal representatives, successors and assigns. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several. All agreements, covenants and indemnifications contained herein or made in writing pursuant to the terms of this Lease by or on behalf of Tenant shall be deemed material and shall survive expiration or sooner termination of this Lease.

16.12 Remedies Cumulative; No Waiver. No remedy or election hereunder shall be deemed exclusive, but shall wherever possible, be cumulative with all other remedies at law or in equity. No waiver of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provision. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. No reference to any specific right or remedy shall preclude the exercise of any other right or remedy permitted hereunder or that may be available at law or in equity. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition.

16.13 Tenant’s Financial Statements. Within ten (10) days following Landlord’s written request, Tenant shall furnish Landlord with copies of Tenant’s balance sheets, at the close of the most recently ended fiscal year, and Tenant’s statements of income and retained earnings for such year, prepared in accordance with generally accepted accounting principles and audited by Tenant’s independent certified public accountants (if audited financial statements for such fiscal year are available at such time). If audited financial statements for the most recently ended fiscal year are not available at the time of such request by Landlord, Tenant shall provide the most recent unaudited financial statements as are then available certified by Tenant’s chief financial officer or chief accounting officer (or the person filling the most comparable role) to be true and correct and free from material mis-statement. Notwithstanding the foregoing, Landlord may not request such financial statements except in connection with a sale of the Property or a mortgage financing or refinancing, or after an Event of Default which remains uncured. Landlord shall execute a commercially reasonable confidentiality agreement in connection with any requests made pursuant to this Section 16.13.

16.14 Attorney’s Fees. If on account of any default by Tenant in Tenant’s obligations under the terms of this Lease, it becomes necessary or appropriate for Landlord to employ attorneys or other persons to enforce any of Landlord’s rights or remedies hereunder, Tenant shall pay upon demand as Additional Rent hereunder all reasonable fees of such attorneys and other persons and all other costs of any kind so incurred.

16.15 Landlord Approvals. Whenever Tenant is required to obtain Landlord’s consent hereunder, Tenant agrees to reimburse Landlord all out-of-pocket expenses incurred by Landlord, including reasonable attorneys’ fees in order to review documentation or otherwise determine whether to give its consent and the fees of consultants, architects and engineers for the review of plans, specifications and drawings. Tenant shall pay Landlord’s invoice for any such amounts within ten (10) days following Landlord’s delivery of its invoice therefor. Any provision of this Lease which requires the Tenant to obtain Landlord’s consent to any proposed action by Tenant shall not be the basis for an award of damages or give rise to a right of setoff on Tenant’s behalf, but may be the basis for a declaratory judgment or injunction with respect to the matter in question.

16.16 Landlord’s Liability. Tenant shall look only to Landlord’s estate in the Property (or the proceeds thereof) for the satisfaction of Tenant’s remedies with respect to any liability, default or obligation of Landlord under this Lease or otherwise regarding Tenant’s leasing, use and occupancy of the Premises pursuant hereto, including without limitation for the collection of any monetary obligation, judgment or other judicial process requiring the payment of money by Landlord. Neither Landlord nor any of its members, stockholders, officers, directors, partners, trustees, beneficiaries or employees shall be personally liable hereunder, nor shall any of its or their property, other than the Property, be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s said remedies. Landlord shall not under any circumstances be liable for any special, indirect or consequential damages of Tenant, including lost profits or revenues. No owner of the Property shall be liable under this Lease except for breaches of Landlord’s obligations occurring while such party owns the Property.

16.17 Time of Essence. TIME IS OF THE ESSENCE with respect to the due performance of the terms, covenants and conditions herein contained; provided, however, that no delay or failure to enforce any of the provisions herein contained and no conduct or statement shall waive or affect any of Landlord’s rights hereunder.

16.18 Governing Law. This Lease and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to the principles of the conflict of laws.

16.19 Counterparts; Integration; Effectiveness. This Lease may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Lease by telecopy or electronic PDF transmission shall be effective as delivery of a manually executed counterpart of this Lease. This Lease shall become effective when it shall have been executed by each party hereto.

16.20 No Recording. Tenant shall not register or record this Lease or any memorandum or summary hereof without Landlord’s prior written consent, and in such case, Tenant shall be obligated to pay all charges and taxes incident to such registration or recording.

16.21 Confidentiality. Tenant agrees: (a) to treat the terms of the Lease, and the terms of any existing and future amendments and modifications to the Lease (the “Confidential Information”) as confidential during the term of this Lease and for the three (3) year period following the expiration or sooner termination of the Lease (the “Non-Disclosure Period”), (b) not to disclose, directly or indirectly, to any third party nor permit any third party (except Tenant’s professional advisors if such persons agree in writing to treat such information as confidential consistent with this Section) to have access to any or all of such Confidential Information during the Non-Disclosure Period, including, without limitation, any Building tenants and any brokers (except Tenant’s broker representing it with respect to this Lease if such person agrees in writing to treat such information as confidential consistent with this Section), and (c) to indemnify, defend and hold harmless Landlord from any loss, cost, expense, damage and liability, including Landlord’s legal fees and expenses, resulting from Tenant’s breach of the foregoing confidentiality agreements. Landlord acknowledges that, notwithstanding the foregoing, Tenant shall have the right to disclose such Confidential Information only to the extent that such disclosure is required by law (including rule, regulation or stock exchange listing requirement) or court order or by discovery rules in any legal proceeding. Tenant’s agreements and indemnity with respect to the Confidential Information shall survive the expiration or earlier termination of the Lease.

16.22 Force Majeure. Landlord shall be excused for the period of any delay in the performance of any obligations hereunder, when prevented from so doing by cause or causes beyond Landlord’s control including, without limitation, civil commotion, war, labor disputes or strikes, governmental regulations or controls, inspection delays by governmental authorities, delays in obtaining governmental permits, inability to obtain any material or services, casualty, acts of God, or the elements. Tenant shall similarly be excused for delay in the performance of obligations hereunder provided that: (a) nothing contained in this Section or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of any sums of money required hereunder, or any delay in the cure of any default which may be cured by the payment of money; (b) performance of any particular obligation shall only be excused hereby during the period that such Force Majeure event actually causes such party to be prevented from such performance; (c) no reliance by Tenant upon this Section shall limit or restrict in any way Landlord’s right of self-help as provided in this Lease; and (d) Tenant shall not be entitled to rely upon this Section unless it shall advise Landlord in writing, of the existence of any force majeure preventing the performance of an obligation of Tenant promptly after the commencement of the force majeure.

[PAGE ENDS HERE—SIGNATURES ARE ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

WITNESSED BY:	LANDLORD:

111 MPA LLC a Delaware limited liability company
/s/ Patricia D. Cos
Signature of Witness
Print Name: Patricia D. Cos

	By:	/s/ David R. Hooke
Name: David r. Hooke
Title: SVP

WITNESSED BY:	TENANT:

/s/ Pete Cameron	ALZHEON, INC., a Delaware corporation
Signature of Witness
Print Name: Pete Cameron
	By:	/s/ Michael Aceti
Name: Michael Aceti
Title: VP-Finance/Treasurer

EXHIBIT A

PLAN OF PREMISES

EXHIBIT B

LEGAL DESCRIPTION

The land on Speen Street, Framingham, Massachusetts shown on Plan 1287 of 1978 in Book 13580, Page 7 of the Middlesex (South) Registry of Deeds, less eminent domain takings for the widening of Speen Street, as affected by all easements, air rights, development rights, appurtenances and other matters affecting such land, whether or not of record.

EXHIBIT C

SCHEDULE OF CLEANING SERVICES FOR LANDLORD’S BUILDING

111 Speen Street, Framingham, MA

Daily - Business days (Mon-Fri, 6:00 pm - 10:00 pm, excluding holidays)

1.	Thoroughly vacuum all carpeted areas including edges and comers.

2.	Empty and clean all waste receptacles and remove waste material from the premises: change wastebasket liners as necessary. Wash receptacles as needed.

3.	Sweep and dust mop all uncarpeted areas using a dust treated mop

4.	Vacuum carpeting and rugs in all traffic and main areas. Check for, and vacuum all obvious debris under desks, behind and under waste containers, including interior walk-off mats if present.

5.	Clean conference room tables, and place chairs under desks or tables in orderly fashion.

6.	Spot clean glass on tenant entrance doors and interior glass partitions.

7.	Spot clean by damp wiping fingerprints, smears and smudges on walls, doors, frames, kick and push plates, handles, and light switches.

8.	Clean spots and stains on rug and V.C.T.

9.	Damp wipe all Formica counter tops, sinks, and table tops.

10.	Wash clean all water fountains and adjacent floor area.

11.	Wipe clean all brass and other bright work.

12.	Remove all finger marks from private doors, light switches, and doorways.

13.	Hand dust and wipe clean with treated clothes, all horizontal surfaces, including furniture, office equipment, to include telephones and other lightweight desk equipment.

14.	Upon completion of cleaning, all lights will be turned off, doors locked, and alarms engaged if applicable, leaving the premises in an orderly condition.

Weekly

1.	Wash all glass at tenant entrance doors and sidelights.

2.	Dust all closet shelving, coat racks, etc.

3.	Brush and hand dust all carpet edges and other areas inaccessible to vacuum attachments.

4.	Dust all ventilation and air conditioning louvers and grills, windowsills, door ledges, chair rails and countertops, cubicle partition tops (with particular attention not to move any personal belongings, papers or fragile objects).

Monthly

1.	Render high dusting not reached in nightly cleaning to include, but not limited to:

a)	Dusting of all pictures, frames, charts, graphs, and similar wall hangings.

b)	Dusting of all vertical surfaces, such as walls, partitions, doors and door frames, etc.

c)	Dusting of all pipes, ducts, and high moldings.

d)	Dusting of all vertical and horizontal blinds

2.	Move and vacuum clean underneath all furniture that can reasonably be moved.

EXHIBIT D

RULES AND REGULATIONS

111 Speen Street – Framingham, Massachusetts

1. Use of Common Areas. Tenant’s use of the Common Areas shall be limited to access and parking purposes. Under no circumstances shall Tenant be permitted to store any goods or equipment, conduct any operations or construct or place any improvements, barriers or obstructions in the Common Areas, or otherwise adversely affect the appearance thereof. Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, lobbies and stairways of the Building, and tenants shall not use any of the same for any purpose other than for ingress to and egress from their respective Premises. Tenant shall not store any property outside the Premises.

2. Parking Vehicles. Tenant shall comply with such rules and regulations governing parking as may be promulgated from time to time by Landlord, including, without limitation, rules and regulations requiring the parking of vehicles in designated spaces or areas or regarding the exclusion of other spaces or areas. Tenant shall not store vehicles for extended periods of time in the parking areas.

3. Building Security. All persons entering and/or leaving the Building may be required to sign a register. Landlord will notify each tenant if Landlord elects to institute a pass system outside of Normal Business Hours. Landlord may furnish passes to Tenant so that Tenant may validate and issue same. Tenant shall safeguard said passes and shall be responsible for all acts of persons in or about the Property who possess a pass issued to Tenant. Landlord reserves the right to exclude from the Property all persons who do not present a pass to the Property issued by Landlord. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the Rules and Regulations of the Building.

4. Building Personnel. The requirements of Tenant will be attended to only upon application at or call to the management office of the Property. Property personnel shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

5. Building Deliveries. During the moving or delivery or receipt of safes, freight, furniture, packages, boxes, crates, paper, office material, or any other item, Tenant shall use and shall cause its employees and contractors and any others making deliveries to the Premises or dispatch from the Premises to use hand trucks equipped with rubber tires, side guards and such other safeguards as Landlord shall reasonably require. Hand trucks shall not be used in passenger elevators, and passenger elevators shall not be used for moving, delivery or receipt of the aforementioned articles. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the lease of which these Rules and Regulations are a part.

6. Moving Restrictions. All freight, furniture, trade fixtures and personal property must be received and delivered through entrances to the Building designated for such purpose unless otherwise authorized by the Landlord, and only during such hours and in such elevators as Landlord may reasonably determine from time to time. Movement in and out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or material which requires the use of elevators or stairways, or movement through the building entrances or lobby, shall be restricted to the hours designated by Landlord from time to time. All such movement shall be as approved by Landlord in a pre-arranged manner to be agreed upon between Tenant and Landlord. Such pre-arrangement shall include the time, method, and routing of movement. Tenant expressly assumes all risk or damage to any and all articles moved, as well as injury to any person or persons and equipment, property and personnel of Landlord.

7. Right to Inspect. The Landlord, its agents and employees shall have access at reasonable times to perform their duties in the maintenance and operation of the Premises. Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violate any of these Rules and Regulations or the Lease. Landlord may require any person leaving the Building with any package or other object or matter to submit a pass, listing such package or object or matter, from the tenant from whose premises the package or object or matter is being removed; however, the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of such tenant. Landlord shall not be liable to Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Premises or the Building under the provisions of this Rule or the following Rule.

8. Floor Load. Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to reasonably impose the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent. If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with applicable laws and regulations.

9. Signage. No sign or signs shall be allowed in any form on the exterior of the Building or on any window or windows inside or outside of the Building. No sign or signs, except in uniform location and uniform style, fixed by Landlord, will be permitted in the public corridors or on corridor doors or entrance to Tenant’s space. All signs shall be constructed by Landlord at the rate fixed by Landlord from time to time. Tenant will be billed and pay for such service upon demand. Prior written consent from Landlord for any such Tenant sign or signs is required.

10. Advertising. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Premises or of the Building without the prior written consent of Landlord. The Landlord shall have the right to prohibit any advertising by any Tenant, which, in its opinion, tends to impair the reputation of the Building or its desirability as a building for offices for financial, insurance and other institutions and businesses of like nature, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising. Tenant shall not use the name of the Property for any purpose other than as the address of the business to be conducted by Tenant in the Premises, nor shall Tenant use any picture of the Property in its advertising, stationery or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without being liable to Tenant therefor.

11. No Interference with Building Services. Tenant shall not take or permit any action which would impair or interfere with any of the Building services or the proper and economic heating, cleaning, air conditioning or other servicing of the Building or the Premises, or impair or interfere with or tend to impair or interfere with the use of any of the other areas of the Building by occasion or discomfort, annoyance or inconvenience to, Landlord or any other tenants or occupants of the Building. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system and if requested by Landlord shall lower and close drapes and curtains when the sun’s rays fall directly on the windows of the Premises. The Landlord or his agent should be notified at once of any trouble with heating, lighting or plumbing fixtures.

12. Tenant’s Contractors. Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service for Tenant to Landlord for Landlord’s approval before performance of any such contractual services. This shall apply to all work performed in the Building including the installation of telephones, telegraph equipment, electrical services and attachments, and the installations of any and every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building. None of this work will be done by Tenant without Landlord’s prior written approval.

13. Tenant Locks and Premises Security. No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof. Tenant, at its sole expense, may install a card key system, which must be in full compliance with all other provisions of the Lease, and Tenant will provide Landlord with all access cards necessary to fully exercise all of its entry rights under the Lease with respect to the Premises. Tenant must lock all of its doors to the Premises at the end of its business hours. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and rest rooms either furnished to or otherwise procured by Tenant and, in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

14. No Obstructions. The sashes, sash doors, skylights, windows, and doors that reflect or admit light or air into the halls, passageways or other public places in the Property shall not be covered or obstructed by Tenant, nor shall any bottles, parcels, or other articles be placed on the window sills, or in the public portions of the Property. No curtains, blinds, shades, drapes or screens shall be attached to or hung in, or used in connection with any window or door of the Premises. All electrical fixtures hung in offices or spaces along the perimeter of the Premises must be of a quality, type, design, bulb color, size and general appearance approved by Landlord.

15. No Alterations. Tenant shall not change (whether by alteration, replacement, rebuilding or otherwise) the exterior color and/or architectural treatment of the Premises or of the Building in which the same are located, or any part thereof. Tenant shall not install any awnings or curtains, blinds, shades or screens in, on or outside the Premises which are visible to public view outside the Premises.

16. Fire Hazards. Neither Tenant nor any of Tenant Parties shall at any time bring or keep upon the Premises or in the Building or the Property any flammable, combustible or explosive fluid, chemical or substance. Tenant shall not place, install or operate in the Premises or in any part of the Building, any engine, stove or machinery. Tenant shall not conduct mechanical operations, cook or place or use in or about the Premises any explosives, gasoline, kerosene, oil, acids, caustics, or any other flammable, explosive or hazardous material. Tenant may use microwave ovens, coffee makers and refrigerators within the Premises.

17. Waste Handling and Disposal. Tenant agrees to handle and dispose of all rubbish, garbage, and waste from Tenant’s operations in accordance with regulations established by Landlord, and Tenant shall comply with Landlord’s recycling programs. Tenant shall not permit the accumulation or burning of any rubbish or garbage in or about any part of the Building. Any permitted corrosive, flammable or other special wastes shall be handled for disposal as directed by Landlord and strictly in accordance with all applicable law.

18. Wiring and Cabling. Landlord will direct Tenant as to where and how telephone, video, telecommunications, internet and data wiring and cabling are to be placed in the Building and Premises. Tenant shall not paint, mark, drill into or in any way deface the walls, ceilings, partitions, floors, woodwork, stonework or ironwork or any part of the Premises, the Building or the Property. No boring or cutting shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

19. Roof Access. Neither Tenant nor the employees or invitees of Tenant shall access the roof of the Building or any of the mechanical, telephone, telecommunication or equipment rooms in the Building without Landlord’s prior consent.

20. Vending Machines. Tenant agrees not to install food or drink, vending machines or any other food service equipment except for servicing Tenant’s employees only and not for sale or use by or to the general public.

21. Permits. If any governmental license or permit shall be required for the property and lawful conduct of Tenant’s business in the Premises, or any part thereof, and if failure to secure such license or permit would in any way affect Landlord, then Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Landlord. Tenant shall at all times comply with the terms and conditions of each such license or permit, and failure to procure and maintain same by Tenant shall not affect Tenant’s obligations hereunder.

22. Plumbing System. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, garbage, food products or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures by Tenant shall be borne by Tenant to the extent that Tenant or Tenant’s agents, servants, employees, contractors, visitors, or licensees shall have caused the same.

23. Electrical Systems. Tenant shall not install, operate or maintain in the Premises any electrical equipment which will overload the electrical system therein, or any part thereof, beyond its reasonable capacity for proper and safe operation as determined by Landlord in light of the overall system and requirements therefor in the Building, or which does not bear underwriters’ approval. No air-conditioning unit or system, generator or other apparatus shall be installed or used without Landlord’s prior written consent.

24. Cleaning Services. Tenant shall not permit window-cleaning or other exterior maintenance and janitorial services in and for the Premises to be performed except by such person(s) as shall be approved by Landlord and except during reasonable hours designated for such purposes by Landlord.

25. Pest Extermination Expenses. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors, or licensees, Tenant shall forthwith, at Tenant’s expense, cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in advance by Landlord.

26. Third Party Services. Tenant shall not purchase spring water, towels, janitorial or maintenance or other like services from any company or persons not reasonably approved by Landlord. Landlord shall approve a sufficient number of sources of such service to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with security and proper operation of the Property.

27. Union Labor. Tenant shall not contract for any work or service which might involve the employment of labor incompatible with the Building employees or employees of contractors doing work or performing services by or on behalf of Landlord or with the terms and conditions of any collective bargaining agreement to which Landlord or Landlord’s agents or contractors may be a party.

28. Animals. Tenant shall not bring in, keep or permit to be brought in or kept, any animals, fish or birds at the Premises or the Building, nor shall Tenant install any aquarium or similar water-containing device at the Premises.

29. Bicycles. Tenant shall not permit any bicycles, motorcycles, mopeds or other vehicles to be brought in or kept in or about the Premises or the Building. All bicycles and other motorized vehicles shall be in areas designated by Landlord at the Building.

30. Lost Property. Landlord will not be responsible for any lost or stolen property, equipment, money or jewelry from the Premises or public rooms regardless of whether such loss occurs when the item is locked against entry.

31. Noise. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or interfere with occupants of the Property or neighboring buildings or premises or those having business with them. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways.

32. No Soliciting. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent same.

33. Prohibited Uses. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office that is not generally consistent with the character and nature of an ordinary desk-type office. Tenant shall not permit any portion of the Premises to be used (a) as an office for a public stenographer or public typist, or (b) for sale to the general public of beer, wine, liquor, or drugs; (c) for rendition of medical, dental or other diagnostic or therapeutic services; (d) as a barber, beauty or manicure shop; (e) as an employment agency or labor office; (f) as a dance or music studio or as a school; (g) as a radio or television or recording studio, theater or exhibition hall; (h) as a restaurant or bar; (i) for lodging, sleeping or any immoral purpose; (j) for the preparation, dispensing or consumption of food and beverages; (k) for manufacturing, for the storage or warehousing of merchandise; (l) for sale at retail or auction of merchandise, goods or property of any kind, except for promotional purposes, or (m) for manufacturing, printing or electronic data processing, except for the operation of normal business office reproducing or printing equipment and other business machines for Tenant’s own requirements at the Premises; provided, that, such use shall not exceed that portion of the mechanical or electrical capabilities of the Building equipment allocable to the Premises.

34. Additional Rules. Landlord reserves the right to make such other and further reasonable rules and regulations as in Landlord’s judgment may from time to time be necessary for the safety, care and cleanliness of the Premises or the Building, or the Property, and for the preservation of good order therein. Subject to Section 7.4 of the Lease, any such other or further rules and regulations shall be binding upon Tenant with the same force and effect as if they had been inserted herein at the time of the execution hereof.

Notwithstanding anything in this Exhibit D, to the extent of any conflict between the provisions of the Rules and Regulations set forth in this Exhibit D, and the Lease to which it is attached, the Lease shall govern and prevail in all cases.

LANDLORD’S INITIALS:	TENANT’S INITIALS:

/s/ DRH	/s/ MA

EXHIBIT E

LIST OF OFFICE FURNITURE

6’ Cherry receptionist desk with 4’ extension return

(7) Work Stations with 31” return

(6) 6’ Cherry Desks

(1) 5’9” Cherry Desk

(5) 3 Draw File Cabinets

10’ Two Piece Cherry Conference Room Table/6 Chairs

6’ Cherry Credenza

Cherry 5 Shelf Bookcase

(3) 3 1⁄2’ Round Tables

(1) 19” x 6” Desk

(3) Cubicle Stations

(1) White Kitchen Table/Chairs

(12) Office Chairs

(3) Reception Chairs

EXHIBIT F

SAMPLE LETTER OF CREDIT

Our Ref. No.	Date:

Beneficiary:	Applicant:

Gentlemen/Ladies:
Our Reference No.:

Account Of:

Available With:

Drafts At Sight
Drawn On ,
As Indicated Below

To The Extent Of :	USD $

Expiry Date:	, 2014
Place Of Expiry:	Our Counters

Additional Details:

We hereby issue and establish our irrevocable standby letter of credit no.                      (the “Letter of Credit”) in your favor available by your draft(s) drawn on us at sight and accompanied by the following documents:

1.	A draft drawn on us at sight marked “Drawn under Standby Letter of Credit No. .”

2.	The original of this Letter of Credit, accompanied by any amendments thereto.

3.	The Beneficiary’s signed and dated certificate in the form attached hereto as Exhibit A.

This Letter of Credit shall automatically renew for an additional twelve (12) months from its initial date of expiry (and from each successive date of expiry thereafter), without amendment, but in no event shall it be effective, after expiration of all extensions, after                     , 20     unless we notify the beneficiary in writing at least sixty (60) days prior to expiry that we will not renew this Letter of Credit and, in such event, the beneficiary shall have the right to draw the entire amount of this Letter of Credit (or any remaining balance not previously drawn) by submitting a sight draft drawn on us accompanied by a signed certificate in the form attached as Exhibit A and further stating that the Letter of Credit has not been renewed at least sixty (60) days prior to its date of expiry.

The beneficiary hereunder shall be entitled to make partial draws against this Letter of Credit, and, in such case, we shall endorse the original of this Letter of Credit and return it to the beneficiary.

All drafts must indicate the number and date of this Letter of Credit and must be accompanied by the original for endorsement of the drawing amount. The original of this Letter of Credit will be returned to the beneficiary until it is fully utilized.

Documents intended to cause a draw on or against this Letter of Credit must be forwarded to us at our office located at                                      , Attention: The Manager, Standby Letter of Credit Department, via overnight courier, or presented in person at our counters located at the above specified address.

We hereby engage with the beneficiary and the drawers of drafts drawn under and in compliance with the terms and conditions of this Letter of Credit, that the same shall be duly honored upon presentation to us, if presented on or before                              , 20     or any automatically extended date through                                                   , 20     as provided for herein.

This Letter of Credit may be transferred one or more times, but may only be transferred in its entirety for the full amount available to be drawn under this Letter of Credit at the time of such transfer.

Any such transfer may be effected only through                                  and only upon presentation to us at our presentation office specified herein of a duly executed transfer request in the form attached hereto as Exhibit B¸ together with the original of this Letter of Credit and any amendments thereto and payment of our transfer fee. Each Transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver such original to the Transferee. The Transferee’s name shall automatically be substituted for that of the Beneficiary wherever such Beneficiary’s name appears within this Standby Letter of Credit. All changes in connection with any transfer of this Letter of Credit are for the Applicant’s account.

In the event this Letter of Credit is transferred as stated above, the sight draft(s) and the certificate(s) required herein are to be executed by the transferee as beneficiary.

THIS IRREVOCABLE STANDBY LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING. THIS UNDERTAKING IS INDEPENDENT OF AND SHALL NOT IN ANY WAY BE MODIFIED, AMENDED, AMPLIFIED OR INCORPORATED BY REFERENCED TO ANY DOCUMENT, CONTRACT, OR AGREEMENT REFERENCED HEREIN OTHER THAN THE STIPULATED ICC RULES AND GOVERNING LAWS.

EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICE 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590.

Very Truly Yours,

By:
Authorized Signature

Exhibit A

The following certificate shall accompany the sight draft for any draw against the Letter of Credit:

I,                                          , an authorized officer of the beneficiary of your Letter of Credit Number                     , certify as follows:

The amount of our drawing against the above referenced Letter of Credit set forth in the accompanying sight draft - US$                     - does not exceed the aggregate amount of the Letter of Credit, taking into account all prior partial draws, if any.

Executed this                  day of                  , 2014

Signature of Beneficiary

Exhibit B

TRANSFER REQUEST OF

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

Date:

Attn:	The Manager, Standby Letter Of Credit Department

Re:	Standby Letter Of Credit No.
Letter Of Credit Amount:

Ladies and Gentlemen:

For value received, the undersigned beneficiary (the “Beneficiary”) hereby irrevocably transfers all its rights under the Standby Letter of Credit, as amended to this date (the “Letter of Credit”) to the following transferee (the “Transferee”):

BY THIS TRANSFER, ALL RIGHTS OF TRANSFEROR IN THE LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE, AND THE TRANSFEREE SHALL BE THE SOLE BENEFICIARY OF THE LETTER OF CREDIT, POSSESSING ALL RIGHTS PERTAINING THERETO, INCLUDING, BUT NOT LIMITED TO, SOLE RIGHTS RELATING TO THE APPROVAL OF ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. YOU ARE HEREBY IRREVOCABLY INSTRUCTED TO ADVISE FUTURE AMENDMENT(S) OF THE LETTER OF CREDIT TO THE TRANSFEREE WITHOUT THE TRANSFEROR’S CONSENT OR NOTICE TO THE TRANSFEROR.

ENCLOSED ARE THE ORIGINAL LETTER OF CREDIT AND THE ORIGINAL(S) OF ALL AMENDMENTS TO DATE.

THE TRANSFEROR WARRANTS TO YOU THAT THIS TRANSFER AND THE TRANSACTION(S) HEREUNDER WILL NOT CONTRAVENE ANY FEDERAL LAWS OR REGULATIONS OF THE UNITED STATES NOR THE LAWS OR REGULATIONS OF ANY STATE THEREOF. PLEASE NOTIFY THE TRANSFEREE OF THIS TRANSFER AND OF THE TERMS AND CONDITIONS OF THE LETTER OF CREDIT AS TRANSFERRED. THIS TRANSFER WILL BECOME EFFECTIVE UPON                     ’S WRITTEN NOTIFICATION TO THE TRANSFEREE THAT SUCH TRANSFER WAS EFFECTED.

Sincerely,

Signature of Transferor

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE, dated as of November 14, 2017 (this “Amendment”), between THE REALTY ASSOCIATES FUND X, L.P., a Delaware limited partnership (“Landlord”), as successor in interest to 111 MPA LLC (“111 MPA”), and ALZHEON, INC., a Delaware corporation, for certain premises located in the building commonly known as 111 Speen Street, Framingham, Massachusetts (the “Building”).

RECITALS:

A.     Landlord’s predecessor in interest, 111 MPA, and Tenant entered into that certain Agreement dated as of December 29, 2014 (the “Original Lease”) for approximately 3,317 rentable square feet on the third floor of the Building (the “Premises”).

B.    Landlord has succeeded to all of the right, title and interest of 111 MPA in and to the Property and the Lease. Tenant and Landlord now wish to further extend the Term of the Lease, which is now scheduled to expire on April 15, 2018.

C.    All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.     Capitalized Terms. Each capitalized term appearing but not defined herein shall have the meaning, if any, ascribed to such term in the Lease.

2.     Recitals; Term. The recitals above set forth are true and complete and are incorporated herein by reference. The Term of the Lease is currently scheduled to expire on April 15, 2018. The Term of the Lease is hereby extended to expire at 11:59 PM, Boston time, on January 15, 2019 (the “Extension Term”), unless sooner terminated in accordance with the Lease. Notwithstanding any other provision of the Lease, Tenant shall have no right or option to extend or renew the Term beyond January 15, 2019.

3.     Basic Rent; Additional Rent; Letter of Credit. (a) With respect to the period ending on April 15, 2018, Tenant shall continue to pay Annual Base Rent and all Additional Rent (including without limitation the Estimated Cost of Electricity Service) as is currently provided in the Lease. Commencing April 16, 2018 and continuing for the remainder of the Extension Term, Tenant will (i) pay Annual Base Rent at the rate of $101,168.50.00 ($30.50 per rentable square foot) per annum, in equal monthly installments of $8,430.71, and (ii) continue to pay all Additional Rent (including without limitation the Electrical Charge (as the same may be adjusted in accordance with the Lease) and Tenant’s Share of Expense Increases and Tax

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Increases) as currently provided in the Lease. Nothing herein shall affect or diminish Tenant’s obligations or liability with respect to payments or other obligations due or coming due with respect to the period prior to April 15, 2018.

(b) On or before March 1, 2018, Tenant shall provide to Landlord an amendment to the existing Letter of Credit, which shall extend the expiry date of the Letter of Credit to a date no sooner than February 15, 2019, all in form and substance acceptable to Landlord.

4.    Condition. Tenant is leasing the Premises for the Extension Term in their existing condition “As Is,” “Where Is” with all faults and without representation, warranty or guaranty of any kind by Landlord to Tenant. Tenant represents that it occupies the Premises and is familiar with its condition, as well as that of the common areas of the Building, and that the same are satisfactory for the Tenant’s intended continued use. Landlord will not be required to make any alteration or improvement to prepare the Premises for Tenant’s continued occupancy.

5.     Notices. For purposes of Section 15.1 of the Lease, Landlord’s address is hereby changed to: c/o TA Associates Realty, 28 State Street, Boston, MA 02109, Attention: Framingham Asset Manager. Copies of any notices given to Landlord under the Lease shall simultaneously be given to Langer & McLaughlin, LLP, 535 Boylston Street, Boston MA 02116, Attn: TA Leasing.

6.    Brokers. Landlord and Tenant each hereby represents and warrants that it has not dealt with any real estate broker or agent in connection with the procurement of this Amendment other than Transwestern RBJ and CBRE New England, whose commissions, if any, shall be paid by Landlord pursuant to separate agreement. Each party covenants and agrees to pay, hold harmless and indemnify the other from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commission or charges to any broker or agent (other than the foregoing named broker) resulting from the falsity of such representation and warranty.

7.    Utility Information. If electricity or other services to the Premises are separately metered, and Tenant pays directly to the providing utility company(ies), Landlord shall have the right to require Tenant to provide Landlord with copies of bills from electricity, natural gas or similar energy providers (collectively, “Energy Providers”) that Tenant receives from Energy Providers relating to Tenant’s energy use at the Premises (“Energy Bills”) within ten (10) days after Landlord’s written request. In addition, Tenant hereby authorizes Landlord to obtain copies of the Energy Bills directly from the Energy Provider(s), and Tenant hereby authorizes each Energy Provider to provide Energy Bills and related usage information directly to Landlord without Tenant’s consent. From time to time within ten (10) days after Landlord’s request, Tenant shall execute and deliver to Landlord an agreement provided by Landlord authorizing the Energy Provider(s) to provide to Landlord Energy Bills and other information relating to Tenant’s energy usage at the Premises. Landlord acknowledges that the information provided by the Energy Providers shall be used by Landlord in connection with Landlord’s on-going energy and environmental conservation initiatives.

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8.    Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their perspective successors and assigns, subject to the provisions of the Lease regarding assignment or other transfers to Tenant’s rights under the Lease.

9.    Authority. Tenant represents and warrants that each person executing this Amendment on behalf of Tenant has the authority to do so and that such execution has fully obligated and bound Tenant to all terms and provisions of this Amendment.

10.    No Further Amendment; No Presumption. It is understood and agreed that all other conditions and terms contained in the Lease not herein specifically amended shall remain unmodified and in full force and effect, and the Lease, as modified by this Amendment, is hereby ratified and confirmed. Landlord and Tenant agree and acknowledge that this Amendment has been freely negotiated by both parties and that, in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Amendment or any of its terms or conditions, there shall be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this Amendment or any portion hereof.

11.    Representations. As a material inducement to Landlord entering into this Amendment, Tenant represents and certifies to Landlord that as of the date hereof: (i) the Lease, as modified hereby, contains the entire agreement between the parties hereto relating to the Premises and that there are no other agreements between the parties relating to the Premises, the Lease or the Building which are not contained or referred to herein or in the Lease, (ii) Landlord is not in default in any respect in any of the terms, covenants and conditions of the Lease; (iii) Tenant has no existing setoffs, counterclaims or defenses against Landlord under the Lease; (iv) Tenant has not assigned or pledged its leasehold interest under the Lease, or sublet or licensed or granted any other occupancy rights with respect to any or all of the Premises; (v) no consent or approval of any third party or parties is required in order for Tenant to enter into and be bound by this Amendment; and (vi) Tenant is not, and the performance by Tenant of its obligations hereunder shall not render Tenant, insolvent within the meaning of the United States Bankruptcy Code, the Internal Revenue Code or any other applicable law, code or regulation.

12.    Governing Law. The Lease, this Amendment and the rights and obligations of both parties thereunder and hereunder shall be governed by the laws of The Commonwealth of Massachusetts.

13.    Counterparts. This Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties acknowledge and agree that this Amendment may be executed via facsimile or .pdf format (including computer-scanned or other electronic reproduction of the actual signatures) and that delivery of a facsimile or other signature by electronic or physical means shall be effective to the same extent as delivery of an original signature. Notwithstanding the foregoing, originally signed documents shall be provided upon either party’s request.

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Executed in one or more counterparts by persons or officers hereunto duly authorized on the date and year first above written.

LANDLORD:

THE REALTY ASSOCIATES FUND X, L.P.,

a Delaware limited partnership

By:Realty Associates Fund X, LLC,

a Delaware limited liability company,

its general partner

By: TA Realty LLC,

a Massachusetts limited liability company,

its Manager

By: /s/ Christopher Good

Name: Christopher Good

Title: Regional Director

TENANT: ALZHEON, INC. By: /s/ Ken Mace Name: Ken Mace Title: VP Finance By: Name: Title:

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